Exhibit 10.6

COMMERCIAL LEASE AGREEMENT

KING OF PRUSSIA BUSINESS CENTER

THIS LEASE is made and entered into as of this 4th day of August in the year 2008 by and between KOPBC, L.P., a Pennsylvania limited partnership (“Landlord”) and TREVENA, INC., a Delaware corporation (“Tenant”).

1.              Demised Premises and Use.  Landlord hereby rents to Tenant all of that certain space as shown on a plan attached hereto as Exhibit “A”, consisting of approximately 12,750 rentable square feet (the “Demised Premises”) in the King of Prussia Business Center (the “Center”) located at 1018 West Eighth Avenue (the “Building”), King of Prussia, Pennsylvania. The Demised Premises includes all fixtures, improvements, additions and other property installed therein at the Commencement Date or at any time during the term of the Lease (other than Tenant’s moveable personal property and trade fixtures), together with the right to use, in common with others, the lobbies, entrances, stairways, sidewalks, parking lots, fitness center, corporate conference center, and other public portions of the Center. The Demised Premises shall be used and occupied only for general office use, research and development of pharmaceutical products including laboratory use, and other related uses (the “Permitted Use”), provided the Permitted Use shall not involve biohazards classified above level 2.  Tenant shall have the right to use up to four (4) unreserved parking spaces for each one thousand two hundred seventy five (1,275) rentable square feet of the Demised Premises free of charge throughout the Lease Term and any extensions thereof.  Tenant understands, acknowledges and agrees that (i) the amount of rentable square feet set forth in Section 1 above is calculated using modified BOMA standards, and (ii) that such amount of rentable square feet is hereby accepted by Landlord and Tenant for all purposes of this Lease, including, without limitation, for purposes of determining Minimum Rent, Tenant’s Proportionate Share of applicable items of Real Estate Taxes and Operating Expenses, Tenant’s construction allowance, and other items which are based upon the computation of square footage.  Tenant shall be permitted to have up to two (2) vending machines in the Demised Premises, provided such machines and all obligations related thereto shall be at Tenant’s sole cost and expense.

1.1.                            Emergency Generator.  Tenant shall have the right, subject to compliance with all Governmental Requirements, to install and use an emergency generator for the Demised Premises, subject to Landlord’s prior approval of the location, type, method of installation, screening, and plans and specifications therefor, such approval to be given or withheld in Landlord’s sole discretion.  If Landlord approves such request, Tenant’s installation and use of an emergency generator shall be subject to the following conditions:  (i) Tenant shall comply with all applicable laws and requirements in connection with the installation and operation of the emergency generator; (ii) unless the parties otherwise agree, the emergency generator shall be disconnected and removed (including any related equipment, screening, wiring, conduit or other items) by Tenant, and any damage caused by such removal shall be repaired, at Tenant’s sole cost and expense, upon surrender of the Demised Premises, and in default thereof, Landlord may effect said removal and repairs at Tenant’s expense; (iii) the use of the emergency generator shall not create any hazardous condition or interfere with or impair the operation of the Building systems or utilities or other systems or facilities for the Building; (iv) the installation and use of the emergency generator shall be at Tenant’s sole cost and expense, including the cost of repairing all damage to the Building and any personal injury and/or property damage attributable to the installation, inspection, maintenance, removal or replacement of any equipment or apparatus resulting therefrom; and (v) Tenant shall be solely responsible for any increased insurance costs incurred by Landlord due to Tenant’s use of the emergency generator.  Tenant will obtain prior to installation, any and all licenses, approvals and permits required for the installation, maintenance and use of the emergency generator (and Landlord agrees to provide reasonable cooperation therewith, at no out-of-pocket expense to Landlord). Landlord shall have no repair or maintenance obligations with respect to the emergency generator. Tenant hereby agrees to indemnify, defend and hold Landlord and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorneys’ fees and costs) suffered by Landlord, its agents, employees or contractors, as a result of any claim by a third party, its agents, employees or contractors arising from Tenant’s installation, operation, use or removal of the emergency generator.  This indemnity shall survive the expiration or earlier termination of this Lease.

1.1.1.                  In addition to Tenant’s obligation to comply with applicable laws and requirements in connection with its use of the emergency generator, Tenant agrees that the installation, use, operation, maintenance and removal by Tenant of the emergency generator shall be governed by all applicable provisions of this Lease, including the environmental covenants in Section 46.

1.1.2.                  In connection with Tenant’s use of the emergency generator, and subject to the above-stated responsibilities of Tenant, Tenant shall have the right to operate the emergency generator at such intervals and for such periods of time as may be required in order to provide emergency power for Tenant’s business operations from the Demised Premises or for other reasonable purposes related to Tenant’s business. In addition, Tenant shall have the right to operate the emergency generator for purposes of routine testing and maintenance as recommended by or required by the manufacturer of such generator, or at such other intervals as Tenant deems necessary in its reasonable judgment provided such testing will be performed in a manner reasonably calculated to minimize any inconvenience to tenants and occupants of the Building, and their respective employees and invitees, if any.

1.1.3.                  Tenant’s ability to obtain any required approvals and permits to install and use the emergency generator shall not be a condition precedent to this Lease or the Commencement Date hereunder.

1.2.                            Sampling Pit.  Tenant, at its sole cost and expense, shall be permitted to construct a sampling pit in the Demised Premises for the purpose of testing or allowing applicable governmental authorities to test water draining from the Demised Premises (the “Sampling Pit”), provided that (i) Tenant shall be responsible for obtaining any consents, permits, licenses or approvals required to install, operate and use the Sampling Pit, (ii) Tenant shall be solely responsible for the cost and expense of installation, operation and maintenance of such Sampling Pit, (iii) unless the parties agree otherwise as set forth in Section 9.2, Tenant shall remove the Sampling Pit and all related electrical, piping and plumbing components at the expiration or earlier termination of this Lease and repair all damage caused by such removal at

Tenant’s cost and expense, and in default thereof, Landlord may effect said removal and repairs at Tenant’s expense, (iv) all work shall be performed in a good and workmanlike manner, (v) such Sampling Pit shall not interfere with any other equipment in, on or around the Building or with any of the Building systems, (vi) Tenant shall be solely responsible for any increased insurance costs incurred by Landlord due to Tenant’s use of the Sampling Pit, and (vii) Tenant shall comply with all applicable laws.  Landlord and Tenant shall agree upon the location of the Sampling Pit.  Tenant hereby agrees to indemnify, defend and hold Landlord and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorneys’ fees and costs) suffered by Landlord, its agents, employees or contractors, as a result of any claim by a third party, its agents, employees or contractors arising from Tenant’s installation, operation, use or removal of the Sampling Pit.  This indemnity shall survive the expiration or earlier termination of this Lease.

2.              Term.  Promptly after the full execution and delivery of this Lease, Landlord shall deliver possession of the Demised Premises to Tenant so that Tenant may commence the construction of the Tenant Improvements as set forth on Exhibit “B”. Tenant shall have the right to terminate this Lease by written notice to Landlord in the event that Landlord fails to deliver possession of the Demised Premises to Tenant within five (5) business days following the full execution and delivery of this Lease.  The term of the Lease and the Tenant’s obligation to pay rent hereunder shall commence on the earlier of November 1, 2008, or the date of “Substantial Completion” of the Tenant Improvements in the Demised Premises (the “Commencement Date”); provided however that in the event Substantial Completion is delayed beyond November 1, 2008 due to force majeure or “Landlord Delays” (as used herein, Landlord’s failure to timely respond to Tenant’s required requests for approval or other delays caused by Landlord, its agents or contractors), then the Commencement Date shall be extended beyond November 1, 2008 on a day for day basis based upon the number of days so delayed.

2.1.                            Substantial Completion or Substantially Complete shall mean that state of completion of the Demised Premises which will allow Tenant’s architect, and at Landlord’s option, Landlord’s architect, to certify that the Demised Premises are substantially completed in accordance with the approved plans and specifications and which will enable Tenant to reasonably and conveniently use and occupy the Demised Premises for the conduct of its business, including operational laboratories, subject only to minor punch list items.  Substantial Completion shall be deemed to have been achieved even though minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which does not materially interfere with Tenant’s use of the Demised Premises or the conduct of its business therein.

2.2.                            The term of the Lease (“Lease Term”) shall end sixty-four (64) months after the Commencement Date (the “Term Expiration Date”); provided, however, that if the Commencement Date is not the first day of the calendar month, the Lease Term shall extend to the last day of the calendar month which is sixty-four (64) months after the first day of the first calendar month following the Commencement Date.  The Commencement Date and Term Expiration Date may be confirmed by Landlord and Tenant by execution of the Commencement Agreement in the form attached hereto as Exhibit “D”.

2.3.                            Tenant acknowledges that the Center, the Demised Premises, and the street or streets, sidewalks, parking areas, curbs and access ways adjoining them, and the present uses and non-uses thereof, have been examined by Tenant, and subject to Landlord’s on-going duties of repair and maintenance expressly provided herein, Tenant accepts them in the condition or state in which they now are, or any of them now is, without relying on any representation, covenant or warranty, express or implied, by Landlord.  The provisions of this paragraph shall survive the termination of this Lease.

3.              Rent.

3.1.                            Tenant shall pay to Landlord, Minimum Rent (“Minimum Rent”) as follows:

Months	Rentable Square Feet	Rate Per Rentable Square Foot	Annual Minimum Rent	Monthly Installment

1-4	12,750	$0.00	$0.00	$0.00
5-12	12,750	$19.50	$248,625.00	$20,718.75
13-24	12,750	$20.00	$255,000.00	$21,250.00
25-36	12,750	$20.50	$261,375.00	$21,781.25
37-48	12,750	$21.00	$267,750.00	$22,312.50
49-60	12,750	$21.50	$274,125.00	$22,843.75
61-64	12,750	$22.00	$280,500.00	$23,375.00

Minimum Rent is payable on the first day of each calendar month in advance, without notice or demand.  The first monthly installment shall be paid at the signing of the Lease.  If the Commencement Date is not the first day of a calendar month, rent from the Commencement Date to the first day of the following month shall be prorated (based on a 365 day year) and shall be paid, in addition to the first full monthly installment, at the Commencement Date.  All rent shall be payable by automatic account withdrawal or delivered to KOPBC, L.P., PO Box 15351, Wilmington, Delaware 19850-5351, or such other place, or to such other persons as Landlord may from time to time direct in writing.

3.2.                            If Landlord, at any time or times, shall accept rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder.

3.3.                            All sums payable by Tenant under this Lease, whether or not stated to be rent, Minimum Rent or Additional Rent, shall be collectible by Landlord as rent, and upon default in payment thereof Landlord shall have the same rights and remedies as for failure to pay rent (without prejudice to any other right or remedy available therefor).  All Minimum

Rent, Additional Rent and other sums payable by Tenant under this Lease may be referred to herein collectively as “rent” and shall be paid, when due, without offset, abatement, diminution or reduction, unless otherwise set forth in this Lease.

4.              Additional Rent, Definitions.

(a)                                                         “Tenant’s Proportionate Share” means the ratio of the rentable square feet of the Demised Premises to ninety five percent (95%) of the total amount of rentable square feet in the Center, whether occupied or not.  For purposes of this Lease, Tenant’s Proportionate Share is 7.57%.  Notwithstanding the foregoing, in no event shall Landlord receive more than one hundred percent (100%) of the Building’s actual Operating Expenses and Real Estate Taxes as a result of the operation of this Section 4(a).

(b)                                                         “Real Estate Taxes” shall mean all taxes and assessments levied, assessed or imposed at any time by any Governmental authority upon or against the Center and the land upon which the Center is situated, and also any taxes or assessments levied, assessed or imposed at any time by any Governmental authority in connection with the receipt of income or rents from said Center or land to the extent that same should be in lieu of (and/or in lieu of an increase in) all or a portion of any of the aforesaid taxes or assessments upon or against the said Center and/or land.  If the Real Estate Taxes payable for the 2008 Base Year are reduced or increased by final determination of legal proceedings, settlement, or otherwise, such reduced or increased amount as finally determined shall become the amount of Real Estate Taxes payable for the 2008 Base Year for purposes of this Lease and such reduced or increased amount shall be used to determine Tenant’s Proportionate Share of Real Estate Taxes payable by Tenant during the Lease Term, and all payments of Tenant’s Proportionate Share of Real Estate Taxes theretofore paid or payable under this Lease shall be recomputed on the basis of such reduction or increase, and Tenant shall pay to Landlord as Additional Rent within ten (10) days after being billed therefor any deficiency between the amount of such payments computed prior to the reduction and the amount thereof due as a result of such recomputation or, as the case may be, Landlord shall refund or credit to Tenant within ten (10) days of such determination the difference between the amount of such payments computed prior to the increase and the amount thereof overpaid by Tenant as a result of such recomputation.

(c)                                                          “Operating Expenses” shall mean that part of any and all expenses reasonably incurred by Landlord in connection with its ownership, maintenance, repair, replacement and operation of the Center and the land upon which the Center is situate, excluding Real Estate Taxes, depreciation, and interest or amortization payments on any mortgage, but including without limitation, all of those expenses incurred which, in Landlord’s judgment, shall be necessary to maintain, repair, replace and operate the Center in a manner similar to other comparable buildings in the immediate vicinity, such as but not limited to common area electricity, casualty insurance, liability insurance and other insurance coverage as determined in the sole judgment of the Landlord, all direct and indirect labor costs, reasonable management fees not to exceed market rates for comparable buildings in the geographic area where the Building is located, service contracts and supplies used in connection with the cleaning, operating, labor and maintenance of the Center, all repairs and decorating (other than those performed specifically for a tenant), common area maintenance and snow removal, building supplies, equipment purchases and maintenance, all charges for water, sewer rentals (including any taxes on such utilities), removal of trash, rubbish, garbage and other refuse, the cost of signage for the Center, repairing or replacing paving, curbs, walkways, drainage, maintenance of fire and other safety systems, and such other expenses as Landlord may deem necessary and proper in connection with the operation and maintenance of the Center, further including, if any, the annual amortization of an expenditure qualifying as an “Essential Capital Improvement”, as hereinafter defined (determined by dividing the amount of the expenditure by the useful life of the improvement in accordance with GAAP).  Notwithstanding anything contained herein to the contrary, Operating Expenses shall expressly exclude:

(A)                           Costs of repairs, restoration, replacements or other work occasioned by (1) fire, windstorm or other casualty of an insurable nature (whether such destruction be total or partial) and payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or by insurance then in effect obtained by Landlord, (2) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, (3) the negligence or intentional tort of Landlord, or any subsidiary or affiliate of Landlord, or any representative, employee or agent of same (including the costs of any deductibles paid by Landlord), or (4) the act of any other tenant in the Center, or any other tenant’s agents, employees, licensees or invitees to the extent Landlord has the right to recover the applicable cost from such person;

(B)                               Leasing commissions, attorneys’ fees and any other expenses or costs incurred in connection with negotiations for leases with tenants, other occupants, or prospective tenants or other occupants of the Center or similar costs incurred with disputes with tenants, other occupants, or prospective tenants, or similar costs and expenses incurred in connection with negotiations or disputes with consultants, management agents, purchasers or mortgagees of the Center or any part thereof;

(C)                               Costs, expenses, allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants and prospective occupants of the Center, or vacant, leasable space in the Center except for costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating the Center for the benefit of all tenants;

(D)                               Costs of the initial construction of the Center or any new construction at the Center and repairing, replacing or otherwise correcting defects (but not the costs or repair for normal wear and tear) in the construction of the base building, the tenant improvements or other improvements in the Center or the Center’s equipment;

(E)                                Costs or expenses relating to another tenant’s or occupant’s space which (1) were incurred in rendering any service or benefit to such tenant that Landlord was not required, or were for a service in excess of the service the Landlord was required, to provide Tenant hereunder (including without limitation insurance coverage for another tenant’s or occupant’s leasehold improvements), or (2) were otherwise in excess of the building standard services then being provided by Landlord to all tenants or other occupants in the Center, whether or not such other tenant or occupant is actually charged therefore by Landlord;

(F)                                 Costs incurred in connection with the sales, financing, refinancing, mortgaging, selling or change of ownership of the Center, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(G)                               Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due;

(H)                              Costs incurred by Landlord for trustee’s fees, partnership or limited liability company organizational expenses and accounting fees except accounting fees relating solely to the operation of the Center;

(I)                                   Costs of a capital nature, including without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles other than “Essential Capital Improvements” hereinafter defined;

(J)                                   Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Center which is used in providing janitorial or similar services and equipment used in the fitness center for the Center;

(K)                              Landlord’s income and franchise taxes, special assessments and other business taxes except those business taxes which relate solely to the operation of the Office Building;

(L)                                Any cost representing an amount paid for services or materials to a Landlord-related person, firm or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or corporation;

(M)                            Costs or expenses of utilities directly metered to tenants of the Center and payable separately by such tenants;

(N)                               Moving expense costs of tenants of the Center to the extent not provided by Landlord (i) to Tenant and (ii) generally to other initial tenants of the Center;

(O)                               Advertising and promotional costs associated with the leasing of the Center, and costs of any tenant-specific signage (unless all tenants enjoy equal signage rights);

(P)                                 Costs incurred to correct violations by Landlord of any law, rule, order or regulation unless such law, rule, order or regulation is enacted or becomes effective following the full execution and delivery of this Lease;

(Q)                               Costs for any items to the extent recovered (less all costs of recovery) under a manufacturer’s, materialman’s, vendor’s or contractor’s warranty (a “Warranty”) which are paid by such manufacturer, materialman, vendor or contractor (Landlord shall pursue a breach of warranty claim for items covered by a Warranty unless Landlord determines in good faith that such action would not be in the best interest of the tenants of the Center); and

(R)                               Electric power costs for which any tenant directly contracts with the local public service company.

(d)                                                         “Essential Capital Improvement” shall mean any of the following: (A) a labor saving device, energy saving device or other installation, improvement, upgrading or replacement which reduces or is intended to reduce Operating Expenses as referred to above, whether or not voluntary or a Governmental Requirement; or (B) an installation, improvement, alteration or removal of any improvements including architectural or communication barriers, which are made to a Building by reason of any Governmental Requirement whether or not such improvements are structural in nature and whether or not such Governmental Requirement either existed or was required of the Landlord on the date of execution of this Lease, if such Governmental Requirement is or will be applicable generally to similar suburban office buildings in the vicinity of the Center; or (C) an installation or improvement which directly enhances the safety of occupants or tenants in a Building generally, whether or not voluntary or a Governmental Requirement (as, for example, but without limitation, for general safety, fire safety or security).

(e)                                                          “Governmental Requirements” shall mean all requirements under any federal, state or local statutes, rules, regulations, ordinances, or other requirements of any duly constituted public authority having jurisdiction over the Building (including, without limitation, the Demised Premises) including, but not limited to, requirements under applicable township building, zoning and fire codes and federal, state and local requirements and regulations governing accessibility by persons with physical disabilities and Environmental Laws (as hereinafter defined).

(f)                                                           “Default Rate” shall mean a rate of interest equal to ten percent (10%) per annum.

4.1.                            Additional Rent for Operating Expenses and Real Estate Taxes.  Tenant shall pay to Landlord as “Additional Rent” (in addition to the sums payable pursuant to Section 3) the following:

4.1.1.                  Tenant’s Proportionate Share of Operating Expenses in excess of Operating Expenses of the calendar year 2008 (the “Operating Expenses Base Year”) and Real Estate Taxes in excess of Real Estate Taxes of the calendar year 2008 (the “Real Estate Taxes Base Year”), computed as follows:

(a)         Commencing with the first monthly installment of Minimum Rent due after the expiration of the Operating Expenses Base Year and with each monthly installment thereafter, Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of Tenant’s Proportionate Share of the Landlord’s estimated increases in annual Operating Expenses for the Center over the Operating Expenses Base Year.  Commencing with the first monthly installment of Minimum Rent due after the expiration of the Real Estate Taxes Base Year and with each monthly installment thereafter, Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of Tenant’s Proportionate Share of the Landlord’s estimated increases in annual Real Estate Taxes for the Center over the Real Estate Taxes Base Year.

(b)         Within ninety (90) days of the expiration of each calendar year, Landlord shall furnish Tenant with a written statement of the actual Operating Expenses and Real Estate Taxes incurred for such calendar year and the amount of Tenant’s Proportionate Share of same.  Within thirty (30) days of the furnishing of such statement, Tenant shall pay any amount in excess of that collected pursuant to the payments on account of Operating Expenses and Real Estate Taxes as set forth in this Section 4.1.1.  If payments on account exceed actual costs, Tenant shall receive a credit therefor applicable to its next payment(s) of rent due hereunder or, in the event of a credit following the expiration of the Lease Term, Landlord shall refund the overpayment to Tenant within thirty (30) days of the determination of the overpayment.  Furthermore, prior to the end of each calendar year, Landlord shall furnish to Tenant Landlord’s best estimate of the Operating Expenses and Real Estate Taxes for the upcoming calendar year and the monthly payment called for in this Section 4.1.1. shall be adjusted for the upcoming calendar year to represent Tenant’s Proportionate Share of the Operating Expenses and Real Estate Taxes so projected.  Any delay or failure by Landlord to furnish a statement to Tenant shall not constitute a waiver thereof, or in any way impair the continuing obligation of Tenant to pay such payment hereunder.  In no event shall the Minimum Rent and the initial payment called for in this Section 4.1.1. be reduced by virtue of this section.  In the event the first and/or last years of the term of the Lease shall not be full calendar years, then Tenant’s obligation for Operating Expenses and Real Estate Taxes attributable to such year shall be prorated on the basis of 365 days.

(c)          The information set forth on all statements furnished to Tenant pursuant to this Section 4.1.1, and all documents relating to Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes, and all supportive documentation and calculations, shall be deemed approved by Tenant unless, within ninety (90) days after submission to Tenant, Tenant shall notify Landlord in writing that it disputes the correctness thereof, specifying in detail the basis for such assertion (“Tenant’s Audit Notice”).  Tenant (or an independent, certified public accountant who is hired by Tenant on a non-contingent fee basis) shall have the right to audit and otherwise review the Landlord’s books and records for the fiscal year in which the Operating Expenses were incurred as set forth in such statement, provided such audit shall be conducted and completed no later than sixty (60) days following the delivery of Tenant’s Audit Notice.  The fee for any audit conducted on Tenant’s behalf shall be borne solely by Tenant, provided that, if it is determined that a demonstrated error was made in the audited Expense Statement for such calendar year and as a result of such error the amount of Operating Expenses for such calendar year were overstated by more than 5%, Landlord shall, within thirty (30) days after receipt of an invoice therefor, reimburse Tenant for (i) the overpayment and (ii) Tenant’s reasonable out-of-pocket costs and expenses actually incurred in connection with the audit of such Expense Statement.  Pending the resolution of any dispute, however, Tenant shall continue to make payments in accordance with the statement or information as furnished.  All information obtained through Tenant’s audit, as well as all information with respect to any compromise, settlement, or adjustment reached between Landlord and Tenant in connection with such audit, shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall, as a condition to Tenant’s right to conduct any such audit, cause Tenant’s auditor to execute an agreement binding such auditor and such auditor’s officers, agents, and employees to such obligation of confidentiality.  Landlord shall have the right, at its sole expense, to have Tenant’s audit reviewed by a nationally recognized certified public accounting firm selected by Landlord or by another mutually agreed upon certified public accountant, whose determination, if approved by Tenant, shall be conclusive and binding on both Landlord and Tenant.  Any adjustment required between Landlord and Tenant following such review shall be made in accordance with the procedure set forth in the immediately preceding paragraph.  If Tenant does not approve of Landlord’s audit results and the parties cannot otherwise agree, then Landlord’s and Tenant’s auditors shall together select a neutral auditor of similar qualifications to conduct a review of such books and records (the fees of such neutral auditor to be shared equally by Landlord and Tenant), and the determination of Operating Expenses reached by such neutral auditor shall be final and conclusive.  Any such neutral audit and subsequent adjustment in payment shall be deemed to be conclusive settlement of the dispute.  If Tenant does not notify Landlord of a dispute within ninety (90) days of receipt of such statement, Tenant shall be deemed to have accepted Landlord’s calculations as conclusive.

4.1.2.                  Additional Rent for Utilities.  All charges not included in Operating Expenses for electricity (including the electricity needed to provide HVAC to the Demised Premises), water, and sewage disposal specifically allocated to the Demised Premises, whether billed directly by the provider of the same to Tenant, or by Landlord as owner of the Center.  To the extent the Demised Premises is separately metered, Tenant shall pay to Landlord for the metered consumption at the same rate as Tenant would pay directly to the utility company for providing such services.  In the event the foregoing utilities serving the Demised Premises are not separately metered to the Demised Premises, Tenant shall be billed its proportionate share of the consumption, as reasonably determined by Landlord by proration or otherwise, and at the same rate as Tenant would pay directly to the utility company for providing such service.  If the Demised Premises is separately metered, Landlord may bill Tenant monthly for electricity on an estimated basis, which billings will be reconciled annually with Tenant based on Tenant’s actual metered usage for this period of time.  All charges for utilities shall be due and payable within ten (10) business days of submission of bills to Tenant.

4.1.3.                  Additional Rent for Cleaning Services. All charges for cleaning services of the Demised Premises, if Tenant elects to have Landlord clean any portion of the Demised Premises other than the office space, at the rate charged by the cleaning service plus a supervision fee equal to four percent (4%).  All charges for cleaning shall be due and payable with the monthly Minimum Rent at the rate upon which Landlord has notified Tenant such services are available from time to time.

4.1.4.                  Additional Rent for Use, Occupancy and Gross Receipts Taxes. All use and occupancy or gross receipts taxes imposed by any governmental body allocable to the Demised Premises or calculated based on rents or additional rents received under the Lease specifically including the Business Privilege Tax of the Township of Upper Merion.

4.1.5.                  Additional Rent for Expenses Incurred by Landlord as a Result of Tenant’s Default. All sums which may become due by reason of Tenant’s failure to comply with any of the terms, conditions and covenants of the Lease to be kept and observed by Tenant and any and all damages, costs and expenses (including without limitation thereto reasonable attorneys’ fees) which Landlord may suffer or incur by reason of any default of Tenant (following notice and right to cure if any otherwise provided in this Lease) and, subject to the waiver of subrogation provisions set forth in Section 17.4, any damage to the Center or the real estate of which the Center is a part caused by any act or omission of Tenant, together with the interest to the date of payment (whether before or after entry of judgment and issuance of execution thereon) at the Default Rate.

5.              Center Services.

5.1.                            Provided Tenant is not in default under any of the provisions of the Lease following the expiration of any applicable notice and cure periods, Landlord shall provide, to the extent of and in the same manner as other buildings of similar type in the same geographical location as the Building, the following services and facilities, the cost of which will be borne as set forth in Sections 3 and 4 above:

5.1.1.                  Air conditioning and heating, through the HVAC system of the Building, except that Landlord shall not be responsible in any manner for any equipment installed by Tenant as part of the Tenant Improvements. Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper and economical functioning and protection of the air conditioning system.

5.1.2.                  Electric current for illumination for standard general office use and the operation of standard general office equipment.  If the nature of Tenant’s use requires additional lines, risers or other electrical equipment, Landlord shall install the same at Tenant’s cost and expense and Tenant shall also pay any abnormal electric usage charges.

5.1.3.                  Cleaning, maintenance and repair service of the public toilet rooms in the Center, which shall not include the restrooms in the Demised Premises.

5.1.4.                  Cleaning of outside of exterior window panes.

5.1.5.                  Cleaning, maintenance and repair of common areas.

5.1.6.                  Normal janitorial service for the office space in the Demised Premises and normal janitorial service for any other portions of the Demised Premises, if and only if Tenant has elected to have Landlord clean such other portions of the Demised Premises at Tenant’s expense.

5.1.7.                  Hot and cold water for lavatory, general laboratory and drinking purposes; if Tenant requires water for additional purposes or requires an abnormal amount of water, Tenant shall pay the cost thereof as shown on a meter to be installed and maintained at Tenant’s expense to measure such consumption.

5.1.8.                  Maintenance service for the changing of light bulbs in the Demised Premises and the Center, the cost of which as it relates solely to the Demised Premises shall be borne by Tenant and the cost of which as it relates to the common areas of the Center shall be included in the calculation of Operating Expenses.

5.2.                            It is understood that Landlord does not warrant that any of the services referred to in this Section 5 will be free from interruption from causes beyond the control of Landlord.  Landlord reserves the right, without any liability to Tenant, and without being in breach of any covenant of this Lease, to interrupt or suspend service of any of the heating, ventilating, air-conditioning, electric, sanitary, or other Center systems serving the Demised Premises, or the providing of any of the other services required of Landlord under this Lease, whenever and for so long as may be necessary by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this Lease or by law to make or in good faith deems advisable, or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any other cause beyond Landlord’s reasonable control, including without limitation, mechanical failure and governmental restrictions on the use of materials or the use of any of the Center’s systems.  In each instance, however, Landlord shall exercise commercially reasonable diligence to eliminate the cause of interruption and to effect restoration of service, and shall give Tenant reasonable notice, when practicable, of the commencement and anticipated duration of such interruption.  Tenant shall not be entitled to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of the Tenant be affected or reduced by reason of the interruption, stoppage or suspension of any of the Center’s systems or services.  Notwithstanding the foregoing, in the event of an interruption of services that is within Landlord’s reasonable control and does not result from any equipment or systems installed by Tenant and lasts in excess of three (3) business days, Tenant’s rent shall abate in the following proportions:  (i) if the office space is rendered untenantable and unusable, 15% of rent shall abate from the first (1st) business day of interruption until normal service has been restored; and (ii) if the lab space is untenantable and unusable, 70% of rent shall abate from the first (1st) business day of interruption until normal service has been restored, except that if Tenant is able to use at least one (1) biology lab and one (1) chemistry lab, then only 25% of rent shall so abate; provided that in each instance, Tenant does not in fact use the Demised Premises during such time and Tenant promptly provides notice to Landlord of such interruption.  If Landlord shall elect to provide security services from time to time, they shall be for deterrence purposes only. Landlord shall not under any circumstances be liable for personal injury or property damage or loss incurred by Tenant or its employees, agents, contractors or invitees which the security service failed to prevent.

5.3.                            Tenant shall not install any equipment of any kind or nature whatsoever which would or might necessitate any changes, replacement or additions to the water, plumbing, heating, air conditioning or the electrical systems servicing the Demised Premises or any other portion of the Center; nor install any plumbing fixtures in the Demised Premises except pursuant to Tenant’s Construction Documents as outlined in Exhibit “B” for the purposes of the Tenant Improvements; nor use in excess of normal office use any of the utilities, the common areas of the Building, the janitorial or trash removal services, or any other services or portions of the Building without the prior written consent of the Landlord, and in the event such consent is granted, the cost of any such installation, replacements, changes, additions or excessive use shall be paid for by Tenant, in advance in the case of any installations, replacements and additions, and promptly upon being billed therefor in the case of charges for excessive use.

6.              Negative Covenants of Tenant.  Tenant will not:

6.1.                            Damage the Demised Premises or any part of the Center.

6.2.                            Intentionally deleted.

6.3.                            Intentionally deleted.

6.4.                            Except in the normal course of Tenant’s operations, have property of substantial size or quantity delivered to or removed from the Demised Premises; provided that such deliveries and removals in the normal course shall not block ingress or egress to the

Building or significantly reduce or otherwise impact the parking area at the Building without first making arrangements satisfactory to Landlord.

6.5.                            Bring into the Demised Premises or use any furniture or equipment that might be harmful thereto or harmful or annoying to others in the Center.

6.6.                            Conduct itself or permit its agents, servants, employees or invitees to conduct themselves in a manner that in Landlord’s judgment reasonably exercised is improper or unsafe.

6.7.                            Manufacture any commodity or prepare or dispense any food or beverages in the Demised Premises, except for consumption in Demised Premises by Tenant, its employees or invitees.

6.8.                            Remove, attempt to remove or manifest any intention to remove Tenant’s goods or property from the Demised Premises other than in the ordinary course of business and cease paying rent hereunder and/or cease observing or performing other obligations under this Lease.

6.9.                            Vacate or abandon the Demised Premises, or permit the Demised Premises to be empty or unoccupied, and cease paying rent hereunder and/or cease observing or performing other obligations under this Lease.

6.10.                     Do or suffer to be done, any act, matter or thing objectionable to the local fire authority, fire insurance companies or Board of Underwriters whereby the fire insurance or any other insurance now in force or hereafter to be placed on the Demised Premises or the Center shall become void or suspended, or whereby the same is rated as a more hazardous risk than at the Commencement Date.  Tenant agrees to pay to Landlord as Additional Rent, any and all increase in premium or insurance carried by Landlord on the Demised Premises, or on the Center, caused in any way by the occupancy of Tenant.

6.11.                     Do or suffer to be done, any act, matter or thing which violates any Governmental Requirement relating to Tenant’s use and occupancy of the Demised Premises.

7.              Late Payment.  If any payment required by Tenant under any of the terms hereof shall not be paid within five (5) business days from the date it is due, Tenant shall, upon demand, pay interest on such late payment at the Default Rate from the date due.  If any payment required by Tenant under any of the terms hereof shall not be paid on or before the date due, Tenant shall, upon demand, pay four cents for each dollar so due to defray Landlord’s administrative expenses in collecting and processing the rent.  Such late charge and interest shall be deemed Additional Rent for the purposes of this Lease.

8.              Tenant Improvements to Demised Premises.  Subject to the application of the Improvement Allowance set forth in the Work Letter attached as Exhibit “B”, Tenant shall furnish, install and otherwise provide and be responsible for all “Tenant Improvements” identified on Exhibit “B”, and Landlord and Tenant shall perform, observe and complete their obligations with respect to the Tenant Improvements as more completely set forth herein and in Exhibit “B”.

9.              Tenant’s Alterations.

9.1.                            Except for strictly cosmetic changes to the office area of the Demised Premises that do not impact the exterior, Building systems and structure of the Demised Premises, Tenant shall make no alterations or improvements (“Alterations”) to the Demised Premises without the consent of Landlord. Landlord shall respond to Tenant’s written request to do Alterations within ten (10) business days.  “Alterations” shall not include the Tenant Improvements defined in the Work Letter attached hereto as Exhibit “B”.  Landlord acknowledges that Tenant may prepare one (1) of its three (3) planned chemistry lab spaces as a shell space prior to the Commencement Date and that, during the Lease Term, Tenant may complete the Tenant Improvements thereto, including the installation of case work, benches and an air handling unit, and that such improvement of the remaining lab space shall not be considered Alterations for the purposes hereof, provided, however, that both parties shall be subject to the provisions of the Work Letter attached hereto as Exhibit “B” with respect to the Tenant Improvements to be completed to such shell space, regardless of when such Tenant Improvements are completed.  If Landlord consents to such Alterations, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with reasonable security for the payment of all costs to be incurred in connection with such work if the total cost of such work is estimated to exceed $60,000, insurance, and copies of the plans, specifications and permits necessary for such work.  Alterations shall be done at Tenant’s expense by contractors hired by Tenant and reasonably approved by Landlord. Tenant shall promptly pay to Tenant’s contractors the cost of all such work, and (i) if Landlord is managing the contractors, Tenant shall pay to Landlord or Landlord’s affiliate or designee seven percent (7%) of the cost of such work as a construction supervision fee, or (ii) if Tenant is managing the contractors, Tenant shall pay to Landlord or Landlord’s affiliate or designee one percent (1%) of the cost of such work as a construction supervision fee.  All Alterations shall be done in a workmanlike manner and shall comply with all insurance requirements and all applicable Governmental Requirements, and with all reasonable requirements of Landlord imposed as a condition of its consent to Tenant’s particular contractor.  Landlord agrees that its consent to  proposed alterations, improvements and contractors shall not be unreasonably withheld, conditioned or delayed provided the proposed alterations or improvements do not affect the exterior of the Building or materially adversely affect the base building systems of the Building.

9.2.                            All Alterations shall become a part of the Demised Premises when made and shall remain upon and be surrendered with the Demised Premises at the end of the Lease Term except for improvements which Landlord identifies when it initially approves Tenant’s plans for the Alterations as removable by Tenant at its expense at the termination of this Lease (the “Removable Tenant Improvements”), including those items set forth on the list attached hereto as Exhibit “F”.  Tenant shall have the right to remove any or all of the Removable Tenant Improvements upon the termination of the Lease.  If, at least nine (9) months prior to the termination of the Lease by lapse of time or otherwise, Landlord so directs by written notice to Tenant (“Landlord’s Removal Notice”), Tenant shall have the obligation to promptly remove the Removable Tenant Improvements designated in said notice upon the termination of the Lease.  Tenant shall repair any damage occasioned by such removal to the base building or to the office portion of the Demised Premises such that the office portion is in substantially the same condition as on the Commencement Date, ordinary wear and tear excepted.  With regard to anticipated damage to the laboratory space occasioned by such removal, Landlord shall describe in reasonable detail the Tenant’s repair obligations in Landlord’s Removal Notice; provided however, that Tenant shall not be required to repair beyond a standard that is cosmetically reasonable for marketing purposes (e.g., patching of walls and floors, no exposed ceiling beams), which may include, without limitation, the removal of exposed wiring and cabling, exposed structural supports in the Demised Premises and/or on the Building and/or on the roof of the Building, the Sampling Pit and the reconnection of all necessary plumbing to the main drainage and/or sewer line serving the Building.  In the event that Tenant fails to complete any of its removal and repair obligations set forth herein, Landlord may effect said removal and repairs at Tenant’s expense.  Following five (5) business days’ written notice to Tenant, any property left in the Demised Premises by Tenant shall be deemed to have been abandoned and Landlord may dispose of such property at Tenant’s expense.  In the event that Landlord and Tenant agree the Tenant shall not remove any or all Removable Tenant Improvements, Tenant shall have no repair obligations associated with the Removable Tenant Improvements which remain in the Demised Premises, except as otherwise set forth in this Lease.

10.       Mechanic’s Liens.  Prior to Tenant performing any construction or other work on or about the Demised Premises for which a lien could be filed against the Demised Premises or the Center, Tenant shall enter into a written waiver of liens agreement with the contractor who is to perform such work, and such written agreement shall be filed, in accordance with the Mechanics’ Lien Law of the Commonwealth of Pennsylvania prior to the commencement of such work.  Notwithstanding the forgoing, if any mechanics’ or other lien shall be filed against the Demised Premises or the Center purporting to be for labor or material furnished or to be furnished at the request of the Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within ten (10) business days after Tenant’s receipt of written notice of the filing thereof.  If Tenant shall fail to cause such lien to be discharged within such period, Landlord may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto, and Tenant shall, upon demand, reimburse Landlord for all amounts paid and costs incurred, including reasonable attorneys’ fees, in having such lien discharged of record.

11.       Condition of Demised Premises.  Tenant acknowledges and agrees that, except as expressly set forth in the Lease, there have been no representations or warranties made by or on behalf of Landlord with respect to the Demised Premises or the Center or with respect to the suitability of either for the conduct of Tenant’s business.  The taking of possession of the Demised Premises by Tenant for the commencement of the Tenant Improvements shall conclusively establish that the Demised Premises and the Center were at such time in satisfactory condition, order and repair as required by Section 2 hereof, subject to Landlord’s on-going duties of repair and maintenance expressly provided herein.  Tenant shall keep the Demised Premises and all improvements, installations and systems therein in good order and condition and replace all glass broken by Tenant, its agents, employees or invitees, with glass of the same quality as that broken, except for glass broken by fire and extended coverage type risks, and Tenant shall commit no waste in the Demised Premises.  Landlord makes no representation or warranty whatsoever with regard to the roof structure, its load bearing capacity, its fitness to hold any equipment Tenant may wish to install or its fitness for any use contemplated by Tenant.

12.       Assignment and Subletting.  Tenant shall not assign or mortgage the Lease or any interest therein, or sublet the Demised Premises or any part thereof, without the prior written consent of the Landlord, such consent not to be unreasonably withheld, conditioned or delayed.  For the purposes of this paragraph, unless Tenant is a public corporation whose stock is traded on a national securities exchange, the sale or other transfer of a controlling interest in the Tenant corporation or a majority interest in the Tenant partnership or limited liability company, or the sale or other transfer of all or substantially all of the assets of Tenant, as the case may be, shall be deemed an assignment of this Lease.  If Tenant shall assign the Lease or sublet the Demised Premises in violation of the terms of this Lease, such assignment or sublease shall be void and without legal force or effect, and the designated assignee or sublessee shall thereby acquire no rights to the Demised Premises or the Lease.  If Tenant shall request Landlord’s consent to any assignment or subletting as provided herein, Tenant shall pay to Landlord the sum of (i) Seven Hundred Fifty ($750.00) Dollars to cover Landlord’s administrative costs, overhead and counsel fees in connection with such assignment or subletting plus (ii) any reasonable additional costs and expenses incurred by Landlord in connection with such assignment or subletting, including but not limited to the cost of any and all design plan reviews.  Notwithstanding anything contained herein to the contrary, Tenant shall have the right to assign this Lease or sublet the entire Premises without Landlord’s consent in conjunction with the sale of all or substantially all of the stock or assets of Tenant as an ongoing business, provided that the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such sale, or (2) the net worth of Tenant herein named on the date of this Lease.  Tenant shall provide Landlord twenty (20) days prior written notice of the pending transaction together with financial information of the proposed assignee or subtenant sufficient for Landlord to determine whether it meets the standard set forth in the immediately preceding sentence.

13.       Access to Demised Premises.  Landlord, its employees and agents shall have the right to enter the Demised Premises at all reasonable times for the purpose of examining or inspecting the same, showing the same to prospective tenants of the Center during the last 12 months of the Lease Term (except that if Tenant shall have vacated the Demised Premises, Landlord shall be permitted to show the same to prospective tenants at any time), or to mortgagees or prospective purchasers at any time, and making such alterations, repairs, improvements or additions to the Demised Premises or to the Center as Landlord may deem necessary or desirable.  Except in case of emergency, any such entry shall be after at least 24 hours notice to Tenant.  If a representative of Tenant shall not be present to open and permit entry into the Demised Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant for such entry and without such entry constituting an eviction of Tenant or termination of the Lease; provided however that in Landlord shall only have the right to access the laboratory space without a Tenant representative in the event of an emergency.  No locks or similar devices shall be attached to any doors or windows in the Demised Premises without the prior written consent of Landlord.  No door devices shall be attached to any doors or windows in the Demised Premises without the prior written consent of Landlord.  No door keys shall be made, other than those provided by Landlord.  If more than two (2) keys for one lock are desired, Landlord will provide the same upon payment by Tenant.  All keys will be returned to Landlord at the expiration or termination of the Lease.  Notwithstanding the foregoing, Tenant may install and maintain such security systems and alarms as may legally or reasonably be required to maintain the security of its equipment, inventory and substances stored within the Demised Premises; provided however that Tenant shall provide Landlord such keys, codes or cards as may be necessary to access the Demised Premises and every part thereof other than vaults and fireproof cabinets.

14.       Repairs.

14.1.                     Landlord shall make all repairs necessary to maintain the Building roof, exterior walls, foundation and structure and the plumbing, heating, air conditioning and electrical systems, windows and floors (excluding carpeting and tile) of the Demised Premises installed by Landlord, as promptly as reasonably possible following written notice from Tenant that such repair is needed; provided however that Landlord shall undertake such repairs within thirty (30) days of receipt of such notice and diligently prosecute same to completion.  In no event shall Landlord be obligated to repair any damage to the Demised Premises caused by any act, omission or negligence of Tenant or its employees, agents, invitees, licensees, subtenants or contractors except at Tenant’s expense.  Notwithstanding anything to the contrary in this Lease, Tenant shall be responsible, at its sole cost and expense, for all maintenance, repairs and replacements necessary for the Tenant Improvements (as such term is defined in the Work Letter attached hereto as Exhibit “B”).

14.2.                     Except as the Landlord is obligated for repairs as provided above, Tenant shall make, at its sole cost and expense, all repairs necessary to maintain the Demised Premises and shall keep the Demised Premises and the fixtures therein in neat and orderly condition.  If the Tenant refuses or neglects to make such repairs, or fails to diligently prosecute the same to completion, after thirty (30) days written notice from Landlord of the need therefor (except that such notice and thirty (30) day period shall not be required in the event of an emergency), Landlord may make such repairs at the expense of Tenant and such expense shall be collectible as Additional Rent.  Any such repairs and any labor performed or materials furnished in, on or about the Demised Premises shall be performed and furnished by Tenant in strict compliance with all applicable Governmental Requirements of all duly constituted authorities or governmental bodies having jurisdiction over the Center, the requirements of any board of underwriters having jurisdiction thereof, as well as any reasonable regulations imposed by Landlord pertaining thereto.  Without limitation of the foregoing, Landlord shall have the right to reasonably approve any and all contractors and suppliers to furnish materials and labor for such repairs.

14.3.                     Provided that Landlord uses reasonable efforts not to materially interfere with or interrupt Tenant’s business in the Demised Premises, Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making or not making of any repairs, alterations, additions, or improvements in or to the Demised Premises, or the Center, or to any appurtenances or equipment therein.  Landlord shall not be liable for any failure of any utility service, but shall make its best efforts to repair such failure as quickly as possible.  Notwithstanding the foregoing, in the event of an interruption of services that is within Landlord’s reasonable control and does not result from any equipment or systems installed by Tenant and lasts in excess of three (3) business days, Tenant’s rent shall abate in the following proportions:  (i) if the office space is rendered untenantable and unusable, 15% of rent shall abate from the first (1st) business day of interruption until normal service has been restored; and (ii) if the lab space is untenantable and unusable, 70% of rent shall abate from the first (1st) business day of interruption until normal service has been restored, except that if Tenant is able to use at least one (1) biology lab and one (1) chemistry lab, then only 25% of rent shall so abate; provided that in each instance, Tenant does not in fact use the Demised Premises during such time and Tenant promptly provides notice to Landlord of such interruption.

15.       Termination, Extension and Holdover.  On or before one hundred and eighty (180) days prior to the end of the Lease Term, Tenant may request in writing from Landlord written notice of the terms and conditions under which Landlord is willing to extend the Lease (the “Extension Notice”), and Landlord shall provide the Extension Notice within fifteen (15) business days of Landlord’s receipt of Tenant’s written request.  Such notice shall include (i) the Minimum Rent, which shall be the greater of the “fair market rent” and Twenty Two Dollars ($22.00) per rentable square foot, and (ii) the term with respect to such extension, which shall be at least five (5) years and shall not exceed seven (7) years.  If the parties agree on the Minimum Rent payable during each year of the renewal term within thirty (30) days after Landlord’s delivery of the Extension Notice, they shall promptly execute an amendment to the Lease stating the economic factors so agreed upon.  If, during such thirty (30) day period after the delivery of the Extension Notice, the parties are unable to agree on the Minimum Rent payable during the renewal term, then the “fair market rent” shall be determined in accordance with this paragraph.

Tenant shall, at Tenant’s sole cost and expense, employ the services of an appraiser familiar with office buildings located within the King of Prussia, Pennsylvania area comparable to the Building, who shall be a member of MAI and who shall render an appraisal.  If Landlord and Tenant’s appraiser cannot agree on the “fair market rent”, Landlord and Tenant shall employ the services of a neutral third-party appraiser familiar with office buildings located within the King of Prussia, Pennsylvania area comparable to the Building who shall be a member of MAI and who shall render an appraisal.  In such event, if any of the three (3) appraisals (collectively, the “Appraisals”) is either (x) less than ninety percent (90%) of the average of the Appraisals, or (y) more than one hundred fifteen percent (115%) of the average of the Appraisals, then the “fair market rent” shall be either (1) the average of the two (2) remaining appraisals falling within such range of percentages, (2) the remaining appraisal that is within such range of percentages, or (3) if none of the Appraisals or all of the Appraisals are within such range, the average of the Appraisals.  The parties shall share equally in the cost of any such independent appraiser.  If

Tenant elects to renew the Lease under the terms stated in such notice or following the determination of “fair market rent” as described herein, Tenant and Landlord shall promptly enter into an amendment to this Lease reflecting the terms and conditions of the notice.  Under no circumstances shall Landlord be obligated to provide a tenant improvement allowance for any such renewal term.  If, after receipt of the Extension Notice, Tenant notifies Landlord that it intends to vacate the Demised Premises, the Lease shall expire at the end of the Lease Term and Tenant shall timely vacate the Demised Premises.  If Tenant does not vacate the Demised Premises at the end of the Lease Term, the tenancy shall be one at sufferance at a monthly Minimum Rent equal to 150% of the Minimum Rent payable for the last month of the Lease Term for the first month of such holdover, and twice the Minimum Rent payable for the last month of the Lease Term of the Lease for any additional months of the holdover and, in addition, Tenant shall be responsible to pay all additional rent payable with respect to such last month of this Lease and all damages, including consequential damages, suffered or incurred by Landlord as a result of or arising from such holdover tenancy.

16.       Surrender of Demised Premises.  At the end of the term of the Lease, Tenant shall surrender the Demised Premises to Landlord, and subject to the provisions of Section 9, together with all alterations, additions and improvements thereto, in “BROOM CLEAN” condition, such that all chemicals, wastes or other Hazardous Substances (as defined in Section 46) and all animals (including live animals or animal carcasses) associated with the Permitted Use have been removed or properly disposed of in compliance with all applicable laws, including Environmental Laws, as defined in Section 46 herein, and in good order and repair except for ordinary wear and tear and damage which Tenant is not obligated to repair under the Lease.  Subject to Section 9 hereof and if Tenant is not then in default under any of the terms hereof beyond the expiration of any applicable notice and cure periods, Tenant shall have the right at the end of the term hereof to remove any equipment, furniture, trade fixtures, Removable Tenant Improvements (in accordance with the provisions of Section 9) or other personal property placed in the Demised Premises by Tenant, provided that Tenant promptly repairs any damage to the Demised Premises caused by such removal and restores the Demised Premises to the condition in which they were prior to the installation of the items so removed (subject to the exclusions to the repair obligations set forth in Section 9.2).  Tenant shall surrender the Demised Premises to Landlord at the end of the term hereof, without notice of any kind, and Tenant waives all right to any such notice as may be provided under any laws now or hereafter in effect in Pennsylvania.  Subject to the provisions of Section 9 hereof, if Tenant shall fail to remove any of its equipment, furniture, trade fixtures or other personal property, Landlord may remove and store the same at the expense of Tenant or sell the same on behalf of Tenant at public or private sale in such manner as is commercially reasonable with any proceeds thereof to be first applied to the costs and expenses, including attorneys’ fees, of the storage and sale and the payment of any amounts owed hereunder by the Tenant.  Notwithstanding anything to the contrary in this Lease, Tenant shall only remove the Tenant Improvements from the Premises if such items are identified as “Removable Improvements” as set forth in Section 9.2 and such removal shall then be at Tenant’s sole cost and expense.

17.       Indemnification and Insurance.

17.1.                     Tenant agrees that Landlord and its managing agent and their respective partners, officers, employees and agents shall not be liable to Tenant, and Tenant hereby releases such parties, for any personal injury occurring in the Demised Premises or damage to or loss of personal property in the Demised Premises from any cause whatsoever unless such damage, loss or injury is the result of the gross negligence or willful misconduct of Landlord, its managing agent, or their partners, officers, employees or agents, and Landlord and its managing agent and their partners, officers or employees shall not be liable to Tenant for any such damage or loss whether or not the result of their gross negligence or willful misconduct to the extent Tenant is compensated therefor by Tenant’s insurance or would have been compensated therefor under the insurance Tenant is required to maintain under this Lease, and Landlord shall in no event be liable to Tenant for any consequential damages.

17.2.                     Subject to the provisions of Section 17.4, Tenant shall defend, indemnify and save harmless Landlord and its agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord and/or its agents or employees by reason of any of the following which shall occur during the term of this Lease, or during any period of time prior to the Commencement Date hereof or after the expiration date hereof when Tenant may have been given access to or possession of all or any part of the Demised Premises:

(i)            any work or act done in, on or about the Demised Premises or any part thereof at the direction of Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees, except if such work or act is done or performed by Landlord or its agents, contractors or employees;

(ii)           any negligence or other wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees;

(iii)          any accident, injury or damage to any person or property occurring in, on or about the Demised Premises or any part thereof, unless caused by the gross negligence or willful misconduct of Landlord, its employees or agents;

(iv)          any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with or with any Governmental Requirements; and

(v)           the construction, installation or use by Tenant of any equipment on the roof of the Building.

17.3.                     At all times during the term hereof, Tenant shall maintain in full force and effect with respect to the Demised Premises and Tenant’s use thereof comprehensive public liability insurance, naming Landlord, Landlord’s agent and Landlord’s mortgagee as additional insureds, covering injury to persons in amounts at least equal to $2,000,000.00 per person and $2,000,000.00 per accident, and damage to property of at least $500,000.00.  Each such policy shall provide that it shall not be cancelable without at least thirty (30) days prior written notice to Landlord and to any mortgagee named in an endorsement thereto and shall be issued by an insurer and in a form satisfactory to Landlord.  In addition to the foregoing, Tenant shall also be responsible, at Tenant’s own cost, to keep and maintain (i) insurance in respect of and covering Tenant’s own furniture, furnishings, equipment and other personal property, all insured for the replacement cost thereof, against all risks and hazards, including but not limited to sprinkler and leakage damage, and theft, and (ii) workers’ compensation insurance with respect to and covering all employees of Tenant.  Tenant shall also carry, at Tenant’s own cost and expense, such other insurance, in amounts and for coverages and on such other terms as Landlord may from time to time deem commercially reasonable and appropriate and which would be required by a prudent landlord of a building materially similar to the Building leasing to a tenant for the Permitted Use.  Tenant shall lodge with Landlord duplicate originals or certificates of such insurance, in a form acceptable to Landlord, at or prior to the Commencement Date of the term hereof, together with evidence of paid-up premiums, and shall lodge with Landlord renewals thereof at least fifteen (15) days prior to expiration.  Tenant assumes all risk of loss of any or all of its personal property.

17.4.                     Notwithstanding anything to the contrary contained in this Lease, as to any loss or damage which may occur upon the property of a party hereto, such party hereby releases the other, to the extent of such damaged party’s insurance coverages or indemnities, from any and all liability for such loss or damage even if such loss or damage shall be brought about by the fault or negligence of such other party, or the agent or employees of such other party.  The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.  Notwithstanding the foregoing, this Section 17.4 shall not apply to any loss or damage caused by the construction, installation or use by Tenant of any equipment upon the roof of the Building.

17.5.                     Landlord shall, as an Operating Expense, maintain such insurance covering the Center as Landlord shall reasonably determine (which shall include, at a minimum, all risk property insurance and commercial general liability insurance) in such amounts as are customary for buildings comparable to the Building located in the King of Prussia market.

17.6.                     Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all claims for injury or death to persons or damage to property occurring within or about the Building or the common areas of the Center, arising directly or indirectly out of or in any way related to or connected with (i)  the use or control of the Common Areas and the Building structures and systems, (ii) the negligence or the intentionally wrongful acts or omissions of Landlord, its agents and employees, (iii) intentionally deleted, and (iv) injury or death to individuals or damage to property sustained in or about the Common Areas, unless caused solely by the willful misconduct or negligence of Tenant. Tenant shall not have any liability to Landlord on account of any claims by Landlord for any consequential damages suffered by Landlord.

18.       Fire or Other Casualty.  In case of damage to the Demised Premises or those portions of the Center providing access or essential services thereto, by fire or other casualty, Landlord shall, at its expense, cause the damage to be repaired to a condition as nearly as practicable to that existing prior to the damage, with reasonable speed and diligence, subject to delays which may arise by reason of adjustment of loss under insurance policies, Governmental Requirements, and for delays beyond the control of Landlord, including a “Force Majeure”.  Landlord shall not, however, be obligated to repair, restore, or rebuild any of Tenant’s property or any alterations or additions made by Tenant.  To the extent and for the time that the Demised Premises are thereby rendered untenantable, the rent shall proportionately abate.  In the event the damage shall (i) involve the Center generally, or (ii) shall involve material damage to the Demised Premises, and (iii) shall be so extensive that Landlord shall decide, at its sole discretion, not to repair or rebuild the Center or the Building of which the Demised Premises is a part, or if the casualty shall not be of a type insured against under standard fire policies with extended type coverage, or if the holder of any mortgage, deed of trust or similar security interest covering the Center shall not permit the application of adequate insurance proceeds for repair or restoration, this Lease shall, at the sole option of Landlord, exercisable by written notice to Tenant given within sixty (60) days after Landlord is notified of the casualty and the extent thereof, be terminated as of a date specified in such notice (which shall not be more than ninety [90] days thereafter), and the rent (taking into account any abatement as aforesaid) shall be adjusted to the termination date and Tenant shall thereupon promptly vacate the Demised Premises.

19.       Condemnation.  If the Demised Premises or the Center or any material part of the Demised Premises or those areas of the Center required for access, use and enjoyment of the Demised Premises shall be condemned for public use, then and in that event, upon the vesting of title to the same for such public use, the Lease shall terminate, anything herein contained to the contrary notwithstanding, except that Tenant shall have the right to prove and collect the value of the fixtures installed by it and a claim for any relocation expenses.  In the event of such termination of the Lease, all rent paid in advance shall be apportioned as of the date of such termination.  Notwithstanding the foregoing, if only a part of the Demised Premises shall be so taken and the part not so taken shall be sufficient for the operation of Tenant’s business, Tenant, at its election, may retain the part not so taken and there shall be a proportional reduction in the rent.  All compensation awarded or paid upon such a total or partial taking of the Demised Premises shall belong to and be the property of the Landlord without any participation by the Tenant, provided, however, that nothing contained herein shall be construed to preclude the Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture, and other personal property belonging to the Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect the Landlord’s award or the award of any mortgagee.

20.       Estoppel Certificates.  At any time, and from time to time, upon the written request of Landlord or any “Mortgagee” (as defined in Section 31 hereof) Tenant, within five business (5) days of the date of such written request, agrees to execute and deliver to Landlord and/or such Mortgagee, without charge and in a form reasonably satisfactory to Tenant, Landlord and/or such Mortgagee, a written statement (a) ratifying the Lease; (b) confirming the commencement and expiration dates of the term of the Lease; (c) certifying that Tenant is in occupancy of the Demised Premises, and that the Lease is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (d) certifying that all conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed except as shall be stated; (e) certifying that Landlord is not in default under the Lease and there are no defenses or offsets against the enforcement of the Lease by Landlord, or stating the defaults and/or defenses claimed by Tenant; (f) reciting the amount of advance rent, if any, paid by Tenant and the date to which such rent has been paid; (g) reciting the amount of security deposited with Landlord, if any; and (h) any other information which Landlord or the Mortgagee shall reasonably require.  The failure of Tenant to execute, acknowledge and deliver to Landlord and/or any Mortgagee a statement in accordance with the provisions herein within the period set forth herein may be treated by Landlord, at its option, as an Event of Default.

21.       Default.  The occurrence of any of the following shall constitute a material default and breach of the Lease by Tenant (hereinafter an “Event of Default”):

21.1.                     Failure of Tenant to take possession of the Demised Premises within thirty (30) days after the Commencement Date.

21.2.                     The abandonment or vacation of the Demised Premises by Tenant together with an Event of Default.

21.3.                     A failure by Tenant to pay, when due, any installment of Minimum Rent or Additional Rent hereunder or any such other sum herein required to be paid by Tenant where such failure continues for five (5) business days after written notice to Tenant, provided however that Tenant shall only be entitled to one (1) such notice in any twelve (12) month period.

21.4.                     A failure by Tenant to observe and perform any other terms or conditions of the Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided, however, that if the nature of the default is such that the same cannot be reasonably cured within such period, Tenant shall not be deemed to be in default if within such period Tenant shall commence such cure and thereafter diligently prosecute the same to completion.

21.5.                     Any of the following; (i) the commencement of levy, execution or attachment proceedings against Tenant, any principal (which shall be defined as any individual or entity having a direct or indirect ownership interest in Tenant of more than 25%) thereof or any partner therein or any surety or guarantor thereof (hereinafter a “Surety”) or any of the assets of Tenant, or the application for or appointment of a liquidator, receiver, custodian, sequester, conservator, trustee, or other similar judicial officer; or (ii) the insolvency, under either the bankruptcy or equity definition, of Tenant or any principal thereof or partner therein or any Surety; or (iii) the assignment for the benefit of creditors, or the admission in writing of an inability to pay debts generally as they become due, or the ordering of the winding-up or liquidation of the affairs of Tenant or any principal thereof or partner therein or any Surety; or (iv) the commencement of a case by or against Tenant or any principal thereof or partner therein or any Surety under any insolvency, bankruptcy, creditor adjustment, debtor rehabilitation or similar laws, state or federal, or the determination by any of them to request relief under any insolvency, bankruptcy, creditor adjustment, debtor rehabilitation or similar proceeding, state or federal, including, without limitation, the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequester or similar official for it or for any of its respective property or assets (unless, in the case of involuntary proceedings, the same shall be dismissed within thirty [30] days after institution).

22.       Tenant’s Waiver.  Tenant waives those provisions of the Landlord and Tenant Act of 1951, Act of April 6, 1951, P.L. 69, art. I, secs. 101 et seq., 68 P.S. secs. 250. 101 et seq., as amended and as may from time to time be further amended (hereinafter referred to as “Act”), that are not prohibited by law from being waived.  Without limiting the generality of the foregoing waiver, Tenant specifically waives the right to receive the Notice to Quit provided for in said Act.

23.       Remedies.  In addition to all other rights and remedies available to it by law or equity or by any other provisions hereof, at any time after an Event of Default:

23.1.                     Landlord may perform for the account of Tenant any such default of Tenant and immediately recover as Additional Rent any expenditures made and the amount of any obligations incurred in connection therewith, plus interest at the Default Rate from the date the obligations are incurred by Landlord until payment therefor to Landlord, whether before or after entry of judgment and issuance of execution thereon.

23.2.                     Landlord may accelerate all Minimum Rent and Additional Rent due for the balance of the term of the Lease and declare the same to be immediately due and payable, such amount to be discounted to its present value at a discount rate equal to the U.S. Treasury Bill with the closest maturity to the remaining term of the Lease.  In determining the amount of any future payments due Landlord due to increases in Operating Expenses and Real Estate Taxes, Landlord may make such determination based upon the amount of Operating Expenses and Real Estate Taxes due by Tenant for the calendar year in which such Event of Default takes place plus a reasonable factor for future inflation.

23.3.                     Landlord, at its option, may serve notice upon Tenant that the Lease and the then unexpired term hereof shall cease and expire and become absolutely void on the date specified in such notice, to be not less than five (5) business days after the date of such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term or condition broken; and, thereupon and at the expiration of the time limit in such notice, the Lease and the term hereof, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein granted for expiration of the term of the Lease.  Thereupon, Tenant shall immediately quit and surrender to Landlord the Demised Premises and Landlord may enter into and repossess the Demised Premises by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable to indictment, prosecution or damages therefor.  No such expiration or termination of the Lease shall relieve Tenant of its liability and obligations under the Lease, provided however, that if the Demised Premises shall be relet for any portion of the remainder of the Lease Term, Tenant shall not be liable for that portion of Rent which is collected from the new tenant.

23.4.                     Landlord (i) may in its own name, as agent for the Tenant, if the Lease not be terminated, or (ii) shall in its own name and on its own behalf, if the Lease is terminated, at any time after the occurrence of any Event of Default, reenter and repossess the Demised Premises and any part thereof and attempt to relet all or any part of the Demised Premises for and upon such terms and to such persons and for such period or periods as Landlord, in its sole discretion, shall determine, including the term beyond the termination of the Lease; and Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting.  For the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Demised Premises to the extent deemed by Landlord desirable or convenient; and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and attorney fees expended by Landlord; and any sums collected by Landlord from any new tenant obtained on account of the Tenant shall be credited against the balance of the rent due hereunder as aforesaid.  Tenant shall pay to Landlord monthly, on the days when the rent would have been payable under the Lease, the amount due hereunder less the amount obtained by Landlord from such new tenant.

23.5.                     Landlord shall have the right to an injunction, in the event of a breach or threatened breach by Tenant of any of the terms and conditions hereof, to restrain the same and right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnity or reimbursements are herein provided.  The rights and remedies given to Landlord in the Lease are distinct, separate and cumulative remedies; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

23.6.                     After an Event of Default and following vacation of the Demised Premises by Tenant, Landlord shall have the right to change the locks on the Demised Premises and exclude Tenant therefrom, and to discontinue all or part of the services and facilities provided to Tenant under the Lease or otherwise, which action shall not be deemed an eviction.  Such action may be taken without prior notice to Tenant, and Tenant hereby releases Landlord from any liability for any damages sustained by Tenant or its property as a result of the same.

24.       Confession of Judgment.  LANDLORD SHALL HAVE THE FOLLOWING RIGHT TO CONFESS JUDGMENT AGAINST TENANT AND ALL PERSONS CLAIMING THROUGH TENANT, FOR POSSESSION OF THE DEMISED PREMISES TO LANDLORD:

(i)                                     INTENTIONALLY DELETED.

(ii)                                  WHEN THIS LEASE SHALL BE TERMINATED BY REASON OF AN EVENT OF DEFAULT BY TENANT UNDER SECTION 21.2 OR 21.5 OR TWO (2) EVENTS OF DEFAULT BY TENANT UNDER SECTION 21.3, EITHER DURING THE ORIGINAL TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, PROVIDED THAT SUCH EVENT OF DEFAULT (OR IN THE CASE OF SECTION 21.3, THE SECOND EVENT OF DEFAULT) SHALL HAVE NOT BEEN CURED WITHIN TEN (10) BUSINESS DAYS FOLLOWING NOTICE OF SAME TO TENANT FROM LANDLORD, AND ALSO WHEN THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY TO APPEAR FOR TENANT IN ANY AND ALL SUITS OR ACTIONS WHICH MAY BE BROUGHT FOR POSSESSION AND/OR EJECTMENT; AND AS ATTORNEY FOR TENANT TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE DEMISED PREMISES, FOR WHICH THIS LEASE SHALL BE LANDLORD’S SUFFICIENT WARRANT. UPON SUCH CONFESSION OF JUDGMENT FOR POSSESSION, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE DEMISED PREMISES SHALL REMAIN IN OR BE RESTORED TO TENANT, THEN LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT OR CONTINUING DEFAULT OR DEFAULTS, OR AFTER EXPIRATION OF THE LEASE, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE FURTHER ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE DEMISED PREMISES.

(iii)                               In any action of ejectment, Landlord shall cause to be filed in such action an affidavit made by Landlord or someone acting for Landlord setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence.  If a true copy of this Lease shall be filed in such action (and the truth of the copy as asserted in the affidavit of Landlord shall be sufficient evidence of same), it shall not be necessary to file the original Lease as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.

(iv)                              Tenant expressly agrees, to the extent not prohibited by law, that any judgment, order or decree entered against it by or in any court or magistrate by virtue of the powers of attorney contained in this Lease shall be final, and that Tenant will not take an appeal, certiorari, writ of error, exception or objection to the same, or file a motion or rule to strike off or open or to stay execution of the same, and releases to Landlord and to any and all attorneys who may appear for Tenant all errors in such proceedings and all liability therefor.

(v)                                 The right to enter judgment against Tenant and to enforce all of the other provisions of this Lease herein provided for, at the option of any assignee of this Lease, may be exercised by any assignee of Landlord’s right, title and interest in this Lease in Tenant’s own name, notwithstanding the fact that any or all assignments of such right, title and interest may not be executed and/or witnessed in accordance with the Act of Assembly of May 28, 1715, 1 Sm. L. 94, and all supplements and amendments thereto that have been or may hereafter be passed. Tenant hereby expressly waives the requirements of such Act of Assembly and any and all laws regulating the manner and/or form in which such assignments shall be executed and witnessed.

(vi)                              Tenant acknowledges that it has been represented by counsel in connection with the negotiation of this Lease, that it has read and discussed with such counsel the provisions herein relating to confession of judgment, and that it understands the nature and consequences of such provisions.

25.       Waiver.  The failure or delay on the part of either party to enforce or exercise at any time any of the terms and conditions of the Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of this Lease or any part hereof, or the right of the party to thereafter enforce each and every such term or condition.  No waiver of any breach of the Lease shall be held to be a waiver of any other or subsequent breach.  The receipt by Landlord of rent at a time when the rent is in default under the Lease shall not be construed as a waiver of such default.  The receipt by Landlord of a lesser amount than the rent due shall not be construed to be other than a payment on account of the rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord or satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in the Lease.  No act or thing done by the Landlord shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

26.       Substitute Space.  Landlord, at its sole expense, upon not less than sixty (60) days prior written notice to Tenant (the “Relocation Notice”), may request that Tenant to relocate from the Demised Premises to other premises of comparable size within the Center in order to permit Landlord to consolidate the Demised Premises with other adjoining space leased or to be leased to another tenant in or coming into the Building; provided, however, that in the event of delivery of any such Relocation Notice, Tenant, by written notice to Landlord given not later than thirty (30) days following Tenant’s receipt of the Relocation Notice, may elect not to relocate to such other premises, and in lieu thereof, may terminate this Lease and Tenant shall thereafter vacate the Demised Premises no later than thirty (30) days after the expiration of such thirty (30) day period.  In the event of any such relocation, Landlord shall:  (i) pay all the expenses of preparing and decorating the new premises so that such premises will be substantially similar to the Demised Premises, including the laboratory space and all tenant improvements and alterations, window lines and substantially similar access to natural light within the full premises; (ii) pay the expense of moving Tenant’s furniture, furnishings, fixtures, trade fixtures, equipment, files and other personal property to the new premises; (iii) pay the reasonable costs of replacing existing stocks of Tenant’s letterhead, envelopes, billing statements and other stationery having Tenant’s address thereon, and (iv) pay the expenses to install, recalibrate and otherwise prepare for use all of Tenant’s equipment in the Premises.  Use and occupancy by Tenant of the new premises shall be under and pursuant to the same terms, conditions and provisions of this Lease and Tenant shall execute any and all amendments to this Lease as Landlord shall deem necessary to effectuate the provisions of this Section.

27.       Quiet Enjoyment.  If and so long as Tenant pays the Minimum Rent and Additional Rents reserved hereunder and observes and performs all the terms and conditions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the entire term hereof, subject to all of the provisions of the Lease.

28.       Force Majeure.  Time periods for Landlord’s or Tenant’s performance of their respective obligations under any of the terms of the Lease, other than the payment of rents by Tenant, shall be extended for periods of time during which the non-performing party’s performance is prevented due to circumstances beyond the party’s control, including without limitation, strikes, embargoes, governmental regulations, acts of God, war, terrorism and bioterrorism or other strife.

29.       Successors.  The respective rights and obligations provided in the Lease shall bind and shall inure to the benefit of the parties hereto, and their successors and permitted assigns.

30.       Landlord’s Liability.  Landlord’s responsibility under the Lease shall be limited to its interest in the Building and in the Center, and no members of Landlord’s partnership shall be personally liable hereunder.  Tenant agrees to look solely to Landlord’s interest in the Building and in the Center for the collection of any judgment, and, in entering any such judgment, the person entering the same shall request the prothonotary to mark the judgment index accordingly.  If the Demised Premises or the Center is transferred or conveyed, Landlord shall be relieved of all covenants and obligations thereafter accruing under this Lease, provided that notice of said transfer or conveyance is given to Tenant.

31.       Subordination.

31.1.                     Tenant agrees: (a) that, except as hereinafter provided, the Lease is, and all of Tenant’s rights hereunder are and shall always be, subject and subordinate to any mortgage, or a lease of Landlord’s property in a sale-leaseback pursuant to which Landlord has or shall retain the right of possession of the Demised Premises and the Property, or other security instrument (collectively called a “Mortgage”) that now exist, or may hereafter be placed upon the Demised Premises or the Center, and/or the land of which it is a part, or any part thereof and all advances made or to be made thereunder and the interest thereon, and all renewals, replacements, modifications, consolidations, or extensions thereof and (b) that if the holder of any such Mortgage (“Mortgagee”) or if the purchaser at any foreclosure sale or at any sale under a power of sale contained in any Mortgage shall at its sole option so request, Tenant will attorn to, and recognize such Mortgagee or purchaser, as the case may be, as Landlord under the Lease for the balance then remaining of the term of the Lease, subject to all terms of the Lease; and (c) that the aforesaid provisions shall be self-operative and no further instrument or document shall be necessary unless required by any such Mortgagee or purchaser; provided, however, that the effectiveness of any such subordination is subject to the condition that Landlord shall obtain from any Mortgagee a non-disturbance agreement in form reasonably acceptable to Tenant, that provides so long as Tenant pays all rent when due and materially observes all other covenants and obligations on its part to be observed under this Lease, the terms and conditions of this Lease shall continue in full force and effect and Tenant’s rights under this Lease and its possession, use and occupancy of the Demised Premises shall not be disturbed during the term of this Lease by the Mortgagee or by any purchaser upon foreclosure of any mortgage, deed of trust or other property right. Notwithstanding anything to the contrary set forth above, any Mortgagee may at any time subordinate its Mortgage to the Lease, without Tenant’s consent, by execution of a written document subordinating such Mortgage to the Lease to the extent set forth therein, and thereupon the Lease shall be deemed prior to such Mortgage to the extent set forth in such written document without regard to their respective dates of execution, delivery and/or recording and in that event, to the extent set forth in such written document such Mortgagee shall have the same rights with respect to the Lease as though the Lease had been executed and a memorandum thereof recorded prior to the execution, delivery and recording of the Mortgage and as though the Lease had been assigned to such Mortgagee.  Should Landlord or any Mortgagee or purchaser desire confirmation of either such subordination or such attornment, as the case may be, Tenant upon written request, and from time to time, will execute and deliver without charge and on a commercially reasonable form satisfactory to Tenant, Landlord, to the Mortgagee or the purchaser all instruments and/or documents that may be required to acknowledge such subordination and/or agreement to attorn, in recordable form within five (5) business days following a request therefor from Landlord, provided such document contains non-disturbance language as set forth above.  In the event Tenant fails to execute and deliver the instruments and documents as provided for herein within the time period set forth, Landlord may treat such failure as an Event of Default.

31.2.                     In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to the holder of each such mortgage and ground lease if the name and address shall previously have been furnished to Tenant in writing, and (ii) until thirty (30) days shall have elapsed following the giving of such notice.

31.3.                     If, in connection with obtaining, continuing or renewing financing for which the Demised Premises or the Center or any interest therein represents collateral in whole or in part, a banking, insurance or other lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not unreasonably withhold, delay, condition or defer its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or adversely affect Tenant’s rights hereunder or leasehold interest hereby created.

31.4.                     Tenant may finance any furniture, fixtures or equipment which is or is intended to be located at the Demised Premises, provided that all lenders connected with such financing shall enter into a waiver and subrogation agreement with Landlord, in form reasonably satisfactory to Landlord,  subject to the following conditions:  (i) any such agreement shall provide that Landlord agrees to give notice to such lender of the occurrence of any Event of Default by Tenant resulting in termination of the Lease and agrees to permit such lender to remove the property it has financed from the Demised Premises within thirty (30) days of its receipt of such notice, provided such lender shall be subject to the repair and restoration obligations set forth in Section 9.2 and that Tenant shall be liable for Rent applicable to such thirty (30) day period, and if such lender elects not to remove such property within such thirty (30) day period, then Landlord may remove and store the same at Tenant’s expense or otherwise dispose of same in a manner to be determined in Landlord’s sole discretion, and (ii) Tenant shall, upon demand, reimburse Landlord for its expenses incurred in connection with the review and execution of such form up to Seven Hundred Fifty Dollars ($750.00).

32.       Rules and Regulations.  Tenant agrees to comply with rules and regulations established by Landlord from time to time of which it has written notice, which Landlord agrees will be uniformly applied to all tenants in the Center to the extent uniformly applicable.  The existing rules and regulations are appended hereto as Exhibit “C”.  In the event of a conflict between the rules and regulations, as the same may be amended, and the language of this Lease, the language of this Lease shall control.  Landlord shall not discriminate against Tenant in the enforcement of such rules and regulations.

33.       Governing Law.  The Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

34.       Severability.  If any provision of the Lease shall prove to be invalid, void or illegal, it shall in no way affect any other provision hereof and the remaining provisions shall nevertheless remain in full force and effect.

35.       Notices.  All notices and statements required or permitted under the Lease shall be in writing, delivered in person or sent by any express mail service providing positive tracking or by United States Registered or Certified Mail, postage prepaid, addressed as follows:

As to Landlord:

KOPBC, L.P.

c/o BPG Management Company, LP

Attn: Douglas Hoffman, President

770 Township Line Road, Suite 150

Yardley, Pennsylvania 19067

As to Tenant:

Rosamond Deegan

1055 Westlakes Drive, Suite 300

Berwyn, PA  19312

Either party may at any time, in the manner set forth for giving notices to the other, designate a different address to which notices to it shall be sent.  Any such notice shall be deemed received by the respective party three (3) business days after posting.

36.       Brokers.  Landlord and Tenant mutually represent and warrant to the other party that they have not dealt with any broker, firm, company or person in connection with the negotiation for or the obtaining of the Lease, other than NAI Geis Realty Group, Inc. and Cresa Partners (“Cooperating Brokers”).  Tenant and Landlord shall indemnify, defend and hold the other harmless from and against any claim or demand by any other broker, firm, company or person that they were involved in the negotiation for or the obtaining of the Lease on behalf of Tenant or Landlord, as the case may be, other than Cooperating Brokers.

37.       Signs.  Tenant shall not, without the prior written consent of Landlord, paint, place or erect any sign on the exterior doors, windows or walls of the Demised Premises or of the Center.  Notwithstanding the foregoing, Landlord at its expense shall install a sign with Tenant’s name on the monument signage at the main entrance of the Center and suite entry signage at the Demised Premises.  Such signage shall be consistent with the signage generally available to tenants currently renting approximately the same square footage as Tenant in the Center.

38.       Letter of Credit.

38.1.                     At the time of Tenant’s execution of this Lease, Tenant shall deposit with Landlord a letter of credit in the form attached hereto as Exhibit “E” issued by a United States banking institution in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Letter of Credit”).  Landlord shall hold the Letter of Credit as security for the full performance by Tenant of all terms, covenants and conditions of this Lease.  Upon the occurrence of an Event of Default by Tenant involving the failure to pay money, Landlord may draw upon the Letter of Credit in the amount owed by Tenant.  If at any time during the Lease Term, Landlord draws against the Letter of Credit in whole or in part in order to cure an Event of Default, Tenant shall within ten (10) business days after demand by Landlord tender to Landlord a replacement Letter of Credit in the full amount required hereunder.  If the Lease Term is then continuing, and Landlord has received notice from the banking institution issuing the Letter of Credit that the Letter of Credit will not be renewed, Tenant shall deliver to Landlord a replacement Letter of Credit no later than ten (10) business days after Landlord’s receipt of such notice.  If Tenant shall fail to timely deliver a replacement Letter of Credit as aforesaid, then Landlord shall be entitled to draw immediately under the Letter of Credit in Landlord’s possession, and shall hold the funds so drawn as a cash security deposit.

38.2.                     Provided (i) no Event of Default by Tenant then exists, (ii) no Event of Default by Tenant has existed within the fourteen (14) months prior to any scheduled reduction, and (iii) with respect to those reductions to occur after January 1, 2010, Tenant has secured additional funding for its business in an amount sufficient to secure Tenant’s ongoing obligations under this Lease to be determined by Landlord in its reasonable business judgment based upon financial statements and related documentation provided by Tenant, Tenant shall have the right to decrease the amount of the Letter of Credit then held by Landlord in accordance with the following reduction schedule:

38.2.1.           The Letter of Credit may be reduced to Three Hundred Six Thousand Dollars ($306,000.00) during the seventeenth (17th) full month of the Lease Term following the Commencement Date.

38.2.2.           The Letter of Credit may be reduced to Two Hundred Fourteen Thousand Dollars ($214,000.00) during the thirty first (31st) full month of the Lease Term following the Commencement Date.

38.2.3.           The Letter of Credit may be reduced to One Hundred Twelve Thousand Dollars ($112,000.00) during the forty fifth (45th) full month of the Lease Term following the Commencement Date.

38.2.4.           The Letter of Credit may be reduced to Sixty Thousand Dollars ($60,000.00) during the fifty ninth (59th) full month of the Lease Term following the Commencement Date.

In the event that Tenant misses a reduction date due to an Event of Default during the prior fourteen (14) months and does not have an Event of Default during the 14-month period following the missed reduction date, the reduction schedule shall recommence and the Letter of Credit may be reduced to the amount of the missed reduction, such differential to continue throughout the remainder of the reduction schedule.  By way of example and not limitation, if Tenant misses the reduction in the 31st month of the Lease Term due to an Event of Default but does not suffer an Event of Default thereafter for fourteen (14) months, the Letter of Credit may be reduced to $214,000 during the 45th month and $112,000 during the 59th month of the Lease Term.

39.       Use of Information in Advertising.  Landlord and any agent employed by Landlord shall be permitted to utilize the name of Tenant and any occupant or user of the Demised Premises, and other general information about the Tenant and such occupant or user, and the terms of the Lease, in advertising and promotional material utilized by them.

40.       Captions.  The titles to paragraphs of the Lease are for convenience of reference only, and are not to be construed as defining, limiting or modifying the scope or intent of any of the terms and conditions of the Lease.

41.       Entire Agreement.  This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein.  Neither party hereto has made any representations or promises except as contained herein or in some further writing signed by the party making such representation or promise, which, by its express terms, is intended to supplement the terms hereof.  Without limiting the foregoing, this Lease supersedes all prior negotiations, agreements, brochures, letters, promotional information, proposals, and other statements and materials made or furnished by Landlord or its agents.  No agreement hereinafter made shall be effective to change, modify, discharge, waive obligations under, or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge, waiver or abandonment is sought.  Notwithstanding the foregoing, no warranty, representation, covenant, writing, document, instrument, amendment, modification, agreement or like instrument shall be binding upon or enforceable against Landlord unless executed by Landlord.

42.       Recording.  Tenant shall not record this Lease or a memorandum hereof.

43.       Rule Against Perpetuities.  If the term of this Lease shall not have commenced within two (2) years from the date of this Lease then this Lease shall thereupon become null and void and have no further force and effect whatsoever in law or equity.

44.       Agent of Landlord.  BPG Management Company, LP has acted as managing agent of Landlord in connection with the execution of this Lease and shall not in any event be held liable to the Landlord or to Tenant for the fulfillment or non-fulfillment of any of the terms or conditions of this Lease or for any action or proceeding that may be taken by Landlord against Tenant, or by Tenant against Landlord.  Any waiver of Landlord’s liability hereunder, including any waiver of subrogation rights, shall apply with equal force and effect to, and as a waiver of any liability of, BPG Management Company, LP.

45.       Landlord’s Reliance.  Landlord has executed the Lease in reliance upon certain financial information which has been submitted by Tenant to Landlord prior to the execution of the Lease (the “Financial Information”). From time to time, upon five (5) days written request by Landlord but no more frequently than once in any twelve (12) month period, Tenant will submit to Landlord current financial information in the form routinely prepared for Tenant’s investors, in order for Landlord to properly determine Tenant’s then financial condition.  As a material inducement to Landlord to enter into this Lease, Tenant represents and warrants to Landlord that: (i) the Financial Information is complete, true and correct and presents a fair representation of Tenant’s financial condition at the time of signing of this Lease; (ii) Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver the same to Landlord; (iii) the execution, delivery and full performance of this Lease by Tenant do not and shall not constitute a violation of any contract, agreement, undertaking, judgment, law, decree, governmental or court order or other restriction of any kind to which Tenant is a party or by which Tenant may be bound; (iv) Tenant has executed this Lease free from fraud, undue influence, duress, coercion or other defenses to the execution of this Lease; (v) this Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms; (vi) each individual executing this Lease on behalf of Tenant is legally competent, has attained the age of majority and the Tenant has full capacity to enter into this Lease; and (vii) if Tenant is a corporation or a partnership: (a) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Lease, to perform its obligations under this Lease in accordance with its terms, and to transact business in Pennsylvania; (b) the execution of this Lease by the individual or individuals executing it on behalf of Tenant, and the performance by Tenant of its obligations under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be; and (c) the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant’s bylaws or articles of incorporation, agreement of partnership, or other charters, agreements, rules or regulations governing Tenant’s business as any of the foregoing may have been supplemented, modified, amended, or altered in any manner.

46.       Hazardous Substances.

46.1.                     Tenant represents, warrants and covenants that (1) except in connection with the Permitted Use and in compliance with applicable Governmental Requirements, the Demised Premises shall not be used by Tenant or its employees, licensees, agents, sublessees or contractors (“Tenant Parties”) for any dangerous, noxious or offensive trade or business and that Tenant Parties will not cause or maintain a nuisance there, (2) Tenant Parties shall not bring, generate, treat, dispose or store Hazardous Substances (as hereinafter defined) at the Demised Premises in violation of applicable law except nothing herein shall prohibit lawful storage, use, treatment and disposal of Hazardous Substances of the types and in the amounts typically used in a manner consistent with the Permitted Use, and other uses within the Permitted Use, (3) Tenant Parties shall not dispose of Hazardous Substances at the Demised Premises or Center except in compliance with Environmental Laws, (4) Tenant Parties shall at all times comply with all Governmental Requirements with respect to Tenant’s use of the Demised Premises and the construction of the Tenant Improvements (as defined in the Work Letter attached hereto as Exhibit “B”) and any other alterations made by Tenant, (5) Tenant shall keep the Demised Premises free of any lien imposed pursuant to any Environmental Laws by reason of Tenant’s acts or omissions, including but not limited to any breach of any of the foregoing warranties and covenants, and (6) Tenant shall not work with any biohazards classified above level 2.  Notwithstanding the foregoing, Landlord acknowledges that the Permitted Use includes the use of small animals (e.g., rats and mice) at the Demised Premises for experimental use.  Tenant covenants and agrees that all animals shall be stored in cages and shall not be kept on site for longer than 24 hours at any one time, and that Tenant shall not have more than thirty (30) small animals at the Demised Premises at any one time.

46.2.                     Tenant shall enter into a contract with a licensed disposal company for the regular and lawful disposal of all waste which contains Hazardous Substances generated at the Demised Premises, except any waste that is neutralized or diluted in accordance with Environmental Laws, and any animal carcasses or remains and shall provide Landlord with evidence thereof (together with all required manifests, if any) promptly upon written request for same. Likewise, Tenant shall provide to Landlord upon written request for same a list of Hazardous Substances then present in the Demised Premises and/or used in the conduct of its business in accordance with the Permitted Use together with the quantities of such substances and, if requested, the Material Safety Data Sheets with respect thereto.  Tenant shall comply with all good practices established or generally followed by similar businesses and institutions using the similar Hazardous Substances or performing similar work as being used and performed by Tenant and Tenant shall comply with the Radiation Hygiene Plan attached hereto as Exhibit “G”, the Chemical Hygiene Plan attached hereto as Exhibit “H”, the Biohazardous Waste Disposal Plan attached hereto as Exhibit “I”, and the Biological Hygiene Plan and Biosafety Manual attached hereto as Exhibit “J” (collectively, the “Plans”).  Tenant shall have the ongoing obligation to update the Plans to accurately reflect at all times its use of the Demised Premises and all applicable laws, regulations and requirements applicable to the Permitted Use and to provide Landlord with all such updated Plans.

46.3.                     Tenant warrants and covenants that it shall promptly deliver to Landlord, (1) copies of any documents received from the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning an Environmental Default or Tenant’s operations upon or relating to the Demised Premises, (2) copies of any documents submitted by the Tenant to the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning an Environmental Default or its operations upon or relating to the Demised Premises, including but not limited to copies of permits, licenses, annual (or other periodic) filings and registration forms, and (3) copies of any and all documents, including, but not limited to any correspondence, analytical data, draft reports, and final reports, relating to any Tenant Releases (as hereinafter defined).

46.4.                     At the expiration or earlier termination of this Lease, Tenant shall surrender the Demised Premises to Landlord in compliance with Environmental Laws and as set forth in Section 16 above.

46.5.                     Except in the event of an emergency or if compelled by applicable governmental authority, any work performed by Tenant relating to Hazardous Substances shall be performed by Tenant so as to (i) not adversely affect ingress to or egress from the Center, (ii) have no adverse effect on the visibility of the Center or the buildings located therein or any signs which contain the names of other occupants of the Center; and (iii) not otherwise materially interfere with the normal conduct of any business operations at the Center.  Except in the event of an emergency or if compelled by applicable governmental authority, prior to Tenant performing any work relating to Hazardous Substances at the Demised Premises or Center other than in connection with Tenant’s normal course of conduct of Tenant’s business operations at the Demised Premises, Tenant shall first submit a written workplan to Landlord at least five (5) business days prior to the performance of the work and Tenant shall not perform the work until Landlord approves the workplan, which approval shall not be unreasonably denied or delayed (it being agreed that it shall be reasonable for Landlord to require that any Tenant Parties requiring access to the Center be adequately insured, naming Landlord as an additional insured, and that any cost or expense incurred by Landlord related to such workplan shall be borne by Tenant).

46.6.                     Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and its affiliates, shareholders, members, partners, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expense together with reasonable attorney’s fees which arise at any time during or after the Lease Term, arising from the occurrence of one or more Environmental Defaults by Tenant during the Lease Term or any breach of the Plans.  Notwithstanding any other provision of this Lease, Tenant’s foregoing obligation to indemnify Landlord pertains only to Hazardous Substances at, on, in, under or emanating from the Demised Premises or the Center or from any off-site location at which Hazardous Substances originating at the Demised Premises have come to be located which were caused by or contributed to or exacerbated (to the extent of such contribution or exacerbation) by Tenant or Tenant’s agents, which shall expressly include, without limitation, any disposal company (“Tenant Related Parties”) ( “Tenant Releases”).

46.7.                     As used in this Section 46, the following have the following meanings:

46.7.1.           “Hazardous Substances” means, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste,” “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iii) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by product material), and medical waste.

46.7.2.           “Environmental Laws” collectively means and includes all present and future laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Demised Premises and relating to the environment and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C. §601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §901, et seq, the Hazardous Materials Transportation Act, 49 U.S.C. §801, et seq, the Federal Water Pollution Control Act, 33 U.S.C. §401, et seq, the Clean Air Act, 33 U.S.C. §7401, et seq, the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq, and any so called “Super Fund” or “Super Lien” law, Occupational Safety and Health Act, any law requiring the filing of reports and notices relating to Hazardous Substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

46.7.3.           “Environmental Default” by the applicable party shall mean the occurrence of any one or more of the following:  (1) a breach of Tenant’s representations, warranties, or covenants contained above, (2) a release, spill or discharge of a Hazardous Substance on or from the Demised Premises by any Tenant Related Parties in violation of an Environmental Law, (3) the discovery of an environmental condition requiring response

(including but not limited to investigations, containment and remediation) at the Demised Premises or at any off-site location which violation, release, or condition is attributable to acts or omissions by or on behalf of any Tenant Parties, or (4) an emergency environmental condition caused by or attributable to any Tenant Parties; provided however that, Tenant shall have a thirty (30) day right to cure (except that such cure period shall be not applicable or shall be reduced in the event of an emergency), such cure period to commence upon Tenant’s knowledge of the breach of any of (1) — (4) above, and such cure period to be extended as reasonably necessary if Tenant has promptly undertaken and is diligently prosecuting such cure to completion.  Upon occurrence of an Environmental Default, Landlord shall have the right, but not the obligation, to immediately enter the Demised Premises, to supervise and approve any actions taken by Tenant to address the violation, release, or environmental condition, or if the Landlord deems it necessary, then Landlord may perform, at Tenant’s expense, any lawful actions necessary to address the violation, release, or environmental condition.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Lease to be duly executed the day and year first above written.

LANDLORD:

KOPBC, L.P.			Federal I.D.# 71-0893584

By:	Bergen of KOPBC, Inc.,
its general partner

	By:	/s/ Stephen M. Spaeder
	Name:	Stephen M. Spaeder
	Title:	Senior Vice President

TENANT:
Federal I.D.# 261469215
TREVENA, INC.

By:	/s/ Maxine Gowen
Name:	Maxine Gowen
Title:	CEO

Attest:

Billing Address:

1055 Westlakes Drive, Suite 300
Berwyn, PA 19312

1055 Westlakes Drive, Suite 300

Berwyn, PA  19312

EXHIBIT A                                                 BUILDING PLAN

EXHIBIT B                                                 WORK LETTER

EXHIBIT C                                                 RULES AND REGULATIONS

EXHIBIT D                                                 COMMENCEMENT AGREEMENT

EXHIBIT E                                                  LETTER OF CREDIT

EXHIBIT F                                                   REMOVABLE IMPROVEMENTS

EXHIBIT A

BUILDING PLAN

EXHIBIT B

WORK LETTER

WORK LETTER

ATTACHED TO AND MADE PART OF

COMMERCIAL LEASE AGREEMENT BETWEEN

KOPBC, L.P. AS LANDLORD,

AND TREVENA, INC., AS TENANT

This Work Letter is attached to and made part of that certain Commercial Lease Agreement (the “Lease”), dated as of August 4, 2008, between KOPBC, L.P. (“Landlord”), and Trevena, Inc. (“Tenant”) for the Demised Premises.  Capitalized terms used herein which are not separately defined in this Work Letter shall have the same meanings as in the Lease.  In consideration of the parties entering into the Lease and of the mutual promises and covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

ARTICLE 1
DESCRIPTION AND COORDINATION OF WORK

1.1                               Tenant Improvements.  The work to be performed by Tenant (the “Tenant Improvements”) and paid from the Improvement Allowance provided by Landlord consists of the construction of tenant improvements and the installation of fixtures, equipment and cabling in the Demised Premises required by Tenant for its occupancy and any other costs incurred in the construction of the Tenant Improvements as described in more detail in the Tenant’s Final Construction Documents, as defined in Article 3 of this Work Letter (the “Tenant Improvements”).  The Tenant Improvements shall include the work necessary to pull another set of cables from the existing transformer to the electric room for the Building and, if previously approved, Tenant’s Final Construction Documents shall be supplemented or revised as necessary to provide for such work and such supplement or revision shall be subject to approval by Landlord in accordance with Section s2.4(a) and 2.4(b) below.

1.2                               Representatives.

a)                                     Appointment of Representatives.  Landlord and Tenant have appointed or shall appoint representatives to act for each of them with respect to all construction and construction related matters involving the Tenant Improvements (respectively, “Landlord’s Construction Representative” and “Tenant’s Project Manager”, and together, the “Representatives”).  The Representatives shall be available to attend regularly scheduled and special meetings with each other in person or by conference call.

b)                                     Tenant’s Representative. Tenant’s Project Manager will be Dan Schmoyer, provided, however, Tenant may change such person from time to time, which change shall be effective upon receipt by Landlord of written notice of such change. Tenant’s Project Manager shall have the authority to act on Tenant’s behalf at all times (including at all construction meetings and inspections) and to bind Tenant with respect to issues relating to the construction of the Tenant Improvements including, but not limited to, cost and scheduling

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changes, change orders and financial matters involving items previously approved by Landlord or Tenant, as the case may be, or any new item.

c)                                      Landlord’s Construction Representative.  Landlord’s Construction Representative will be Janice Truitt, provided, however, that Landlord may change such person from time to time which change or changes shall be effective upon the receipt by Tenant of written notice of such change or changes.  Landlord’s Construction Representative shall be generally available at the Demised Premises during the construction of the Tenant Improvements and shall inspect the Tenant Improvements from time to time to determine compliance with requirements of this Work Letter.  Landlord’s Construction Representative shall have the authority to act on Landlord’s behalf at al times and to bind Landlord with respect to issues relating to the construction of the Tenant Improvements.

ARTICLE 2
TENANT’S PLANS

2.1                               Proposed Space Plan.  Landlord shall cause to be prepared by RHJ Associates (the “Architect”) and delivered to Landlord and Tenant, for the parties’ approval as described below, a space plan (the “Proposed Space Plan”) for the construction of the Tenant Improvements.  Landlord and Tenant will work cooperatively so that the Architect can commence preparation of construction documents based upon the approved Proposed Space Plan.

2.2                               Tenant Design Professionals.  Tenant will engage the Architect to document the design of the Tenant Improvements other than the Proposed Space Plan.  Each of the Architect and any other design professional engaged by Tenant or Architect to design any aspect of the Tenant Improvements (collectively, “Tenant’s Design Professionals”), shall maintain at all times errors and omissions professional liability insurance in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate covering any negligent act, error or omission of such party, evidence of which shall be provided to Landlord upon request.  Tenant’s Design Professionals shall also maintain Worker’s Compensation and Employer’s Liability Insurance, Commercial General Liability, in commercially reasonable amounts.

2.3                               Tenant’s Construction Documents.  Tenant shall cause to be prepared by the Architect and delivered to Landlord, for Landlord’s approval as described below, complete architectural drawings, specifications and finish schedules (the “Tenant’s Construction Documents”) for the Tenant Improvements, based upon Proposed Space Plan as approved by Landlord and Tenant.  The Tenant’s Construction Documents, once completed and ready for submission to Landlord for approval by Landlord under Section 2.4 below, shall, in the opinion of the Architect, be ready to be signed and sealed by the Architect (and, if applicable, any other Tenant Design Professionals) licensed and registered in the Commonwealth of Pennsylvania.  The Tenant’s Construction Documents shall conform to all applicable Laws and Requirements.  The Tenant’s Construction Documents shall contain, at a minimum and where applicable, floor plans, reflected ceiling plans, finish schedules and all related details and schedules.  The Architect shall also provide mechanical, plumbing and electrical drawings (to be prepared in conjunction with mechanical and electrical engineers approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed), plans and specifications for the Tenant

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Improvements and prepare the life safety and fire protection plans for the Tenant Improvements.  Tenant, at its cost, shall provide engineering services as necessary.

2.4                               Landlord Approval of the Tenant’s Construction Documents.

a)                                     Standards for Approval.  Within five (5) business days after receipt of the Tenant’s Construction Documents for the Demised Premises, Landlord shall give written notice to Tenant either approving or disapproving the Tenant’s Construction Documents, provided that if Tenant’s Construction Documents shall have been reviewed and approved by Landlord prior to the full execution and delivery of the Lease then such five (5) business day period shall not be applicable.  The applicable time period within which Landlord is required to respond to Tenant’s submissions or resubmission of the Tenant’s Construction Documents under this Section 2.4 is hereinafter referred to as “Landlord’s Approval Response Period”. Any notice of disapproval from Landlord shall state the specific reasons for such disapproval.  Landlord acknowledges that the lab space will have tile, linoleum or similar flooring.  Landlord shall be obligated to approve the Tenant’s Construction Documents unless the Tenant Improvements as delineated therein (i) do not conform with all applicable federal, state and local laws, ordinances including the Americans With Disabilities Act and building and zoning codes, and requirements of public authorities and insurance underwriters (collectively, “Laws and Requirements”) or the Tenant’s Construction Documents, as then amended (ii) would, in Landlord’s reasonable judgment, adversely affect the integrity or effectiveness of any building system, including, without limitation, HVAC, electrical, plumbing, fire protection, sprinkler, security or life safety systems, (iii) would impair the structural integrity of the Building, (iv) would adversely affect the appearance of the Building from outside the Building, (v) do not otherwise conform with the requirements set forth in Section 2.3 above, or (vi) would, in Landlord’s reasonable opinion, create a health hazard within the Building.  Landlord’s review of the Tenant’s Construction Documents shall be solely for the benefit of Landlord and may not be relied upon by Tenant or any other party as being in conformity with any Laws or Requirements.

b)                                     Rejection of the Tenant’s Construction Documents by Landlord.  In the event Landlord rejects the Tenant’s Construction Documents or any portion thereof as provided in Section 2.4(a) above, Tenant shall resubmit to Landlord the Tenant’s Construction Documents or relevant portion thereof, including the revisions required by Landlord.  Landlord shall review and approve any resubmitted plans within five (5) business days after receipt, provided they contain all of the revisions, modifications or changes which are unacceptable to Landlord applying the standards set forth in Section 2.4(a) above.  The Tenant’s Construction Documents, as completed by the Architect and in the form finally approved by Landlord are referred to hereinafter as the “Tenant’s Final Construction Documents”.

c)                                      Tenant Changes to the Tenant’s Final Construction Documents.  Changes in the Tenant’s Final Construction Documents shall be subject to Landlord’s prior approval, only if the Tenant Improvements as delineated therein: (i) do not conform with all Laws and Requirements or the Tenant’s Construction Documents, as then amended (ii) would, in Landlord’s reasonable judgment, adversely affect the integrity or effectiveness of any building system, including, without limitation, HVAC, electrical, plumbing, fire protection, sprinkler, security or life safety systems, (iii) would impair the structural integrity of the Building, (iv) would affect the appearance of the Building from outside the Building, (v) do not otherwise

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conform with the requirements set forth in Section 2.3 above, or (vi) would, in Landlord’s reasonable opinion, create a health hazard within the Building.  Landlord will respond to Tenant’s request for approval of any change or addition to the Tenant’s Final Construction Documents within two (2) business days (i.e. Monday through Friday, and not a legal holiday) after receipt of Tenant’s written request therefor (which request shall describe the change or addition in reasonable detail).  Any notice of disapproval or request for clarification sent by Landlord shall state the specific reasons for such disapproval and/or items to be clarified, as applicable.  Upon completion of the Tenant Improvements, Tenant shall have the Architect furnish Landlord a copy of the Tenant’s Final Construction Documents with any changes made by the Architect noted thereon, as well as copies of any CADD disks.

2.5                               Permits.  Tenant, at Tenant’s sole cost and expense shall file (or cause the General Contractor to file) Tenant’s Final Construction Documents with the governmental agencies having jurisdiction and obtain all necessary permits for same.

ARTICLE 3
PERFORMANCE OF TENANT IMPROVEMENTS

3.1                               Performance of Tenant Improvements.

a)                                     Tenant, at its sole cost and expense, subject to Landlord’s obligation to pay the Improvement Allowances provided for herein, shall perform the Tenant Improvements with the Architect and construction managers, general contractors and subcontractors of Tenant’s own choosing, subject to Landlord’s prior approval thereof in Landlord’s sole discretion and provided Tenant uses a competitive bidding process, and of the contracts with subcontractors, such approval not to be unreasonably withheld, conditioned or delayed.  Tenant shall deliver to Landlord copies of all contracts with subcontractors promptly following execution thereof.  Tenant shall perform the Tenant Improvements in accordance with (i) the Tenant’s Final Construction Documents, (ii) good construction practices, (iii) all Laws and Requirements, (iv) all other requirements of this Work Letter, and (v) all requirements set forth in the Lease for the performance of Tenant Improvements by Tenant.  In addition, Tenant shall pay to Landlord or Landlord’s affiliate or designee a fee of one percent (1%) of the cost of the Tenant Improvements as compensation for coordination and oversight of the construction of the Tenant Improvements (“Construction Management Fee”).

b)                                     Tenant and its contractors and subcontractors shall be solely responsible for the transportation, storage and safekeeping of materials and equipment used in the performance of the Tenant Improvements, for the removal of waste and debris resulting therefrom on a regular basis, and for any damage caused by them to any portion of the Building, subject to the insurance and waiver of subrogation provisions of this Work Letter and the Lease.

c)                                      In addition to any insurance which may be required under the Lease, throughout the prosecution of the Tenant Improvements, Tenant shall secure, pay for and maintain or cause Tenant’s contractors and any subcontractors to secure, pay for and maintain insurance in the following minimum coverage and limits of liability:

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1.                                      Worker’s compensation in statutory limit for the Commonwealth of Pennsylvania, and Employer’s Liability Insurance with statutory limits.

2.                                      Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury, Completed Operations and Products coverage, and deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, with limits of not less than $5,000,000.00 combined single limit for bodily injury and property damage.

3.                                      Comprehensive Automobile Liability Insurance including Owned, Non-Owned and Hired Car coverage, with limits of not less than $1,000,000.00 combined single limit for both bodily injury and property damage.

4.                                      Builders Risk Insurance (nonreporting form) of the type customarily carried in the case of similar construction for 100% of the full replacement cost of the work in place and materials stored at or upon the Property.

d)                                     At any time after the Tenant’s Final Construction Documents are approved by Landlord and thereafter throughout Tenant’s prosecution of the Tenant Improvements, Tenant shall be permitted to direct changes in the Tenant Improvements (each a “Tenant Change Order”) it being agreed, however, that Tenant must obtain Landlord’s approval not to be unreasonably withheld, conditioned or delayed before prosecuting any Tenant Change Order and that Landlord shall either approve or reject the Tenant Change Order within three (3) business days.  Once approved by Landlord, a Tenant Change Order shall become part of the Tenant’s Final Construction Documents and the work shown on such Tenant Change Order shall be part of the Tenant Improvements.

e)                                      Landlord shall reasonably cooperate with Tenant’s efforts to obtain, at Tenant’s expense, any permits, certificates or final approvals in connection with any portion of the Tenant Improvements including, without limitation, executing and delivering any documents or instruments that Landlord is required to sign and which are reasonably required by Tenant in connection therewith.

f)                                       Following the filing of waivers of lien by Tenant’s general contractor and any other contractor of Tenant as required by Section 10 of the Lease in the office of the Montgomery County Prothonotary, Tenant shall be permitted upon the Property and Building and may prosecute Tenant Improvements.  Without limiting the generality of the foregoing, Landlord shall permit Tenant to bring and store on the Demised Premises all equipment, supplies and other property required or appropriate in connection with the Tenant Improvements.  Tenant entry upon the Demised Premises prior to the Commencement Date for the purpose of prosecuting Tenant Improvements shall be upon all of the terms and conditions of the Lease except with respect to payment of Minimum Rent, Operating Expenses or Additional Rent or other charges (and except with respect to provisions such as use and maintenance that are inapplicable during Tenant’s construction).

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g)                                      The work of Tenant’s contractors shall be performed in coordination with any work being performed by Landlord or its contractors in the Demised Premises or elsewhere in the Building or at the Property.

h)                                     Tenant shall cause its contractors and any subcontractors to use due care with respect to (i) transportation, safekeeping and storage of material and equipment used in the performance of the work by its contractors, (ii) for removal of debris and waste resulting therefrom, (iii) for defective design and work caused by its separate contractors and (iv) for any damage caused by its separate contractors.

i)                                         Tenant shall cause its contractors and any subcontractors to use reasonable efforts not to cause labor disruptions at the Demised Premises and Building and shall at all times adopt and implement policies and practices which are intended to have the effect of avoiding work stoppages, slowdowns, disputes, or strikes at the Building.  If Tenant’s contractors cause work stoppages, slowdowns, disputes or strikes at the Building, then Landlord upon one (1) business day prior written notice to Tenant shall be permitted to cause Tenant to cease all work at the Demised Premises until such time as it can be completed without such disruptions and Landlord shall have the right to equitable relief from a court of competent jurisdiction in order to accomplish same.

j)                                        Tenant shall have the right to erect and maintain exhaust ducts, air handling units, an antenna and a satellite dish on the roof of the Building provided that Tenant: (i) obtains Landlord’s prior written approval of its plans for the installation of such equipment, such approval not to be unreasonably withheld, conditioned, or delayed (ii) uses a contractor designated or approved by Landlord for all roof penetrations so as not to violate any roof warranties maintained by Landlord, (iii) maintains the area where the roof penetrations are made while Tenant’s equipment is present, (iv) repairs any damage to the roof caused by the making of the roof penetrations, including, but not limited to, the repair of the roof penetrations upon the removal of any equipment installed thereon, (v) erects and maintains such equipment in accordance with all applicable laws and requirements, (vi) uses such equipment solely for Tenant’s use and enjoyment and in compliance with all applicable laws and regulations, (vii) Landlord reserves the right to charge Tenant rent for its use of the roof of the Building for an antenna and a satellite dish.

ARTICLE 4
IMPROVEMENT ALLOWANCE

4.1                               Disbursement of Allowance.  Landlord shall pay without offset or deduction, except for the Construction Management Fee, to Tenant or to others as designated by Tenant an improvement allowance of up to Thirty Dollars ($30.00) per rentable square foot of the Demised Premises (the “Improvement Allowance”) from time to time in accordance with the provisions of this Article 4, provided an Event of Default shall not then be continuing and Tenant shall be in possession of the Demised Premises for the conduct of its business or the completion of the Tenant Improvements.  The Improvement Allowance may apply to hard and soft costs associated with the construction of the Tenant Improvements (but shall not apply to the purchase of furniture, moving expenses or other costs ancillary to Tenant’s relocation to the Demised Premises) and shall be disbursed as provided below.  Tenant may request payment of the

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allowance applicable to such work from time to time (but not more frequently than once a calendar month) by delivering to Landlord a disbursement request (each, a “Disbursement Request”), each of which Disbursement Requests shall be accompanied by (i) a certificate from the Architect that the portion of Tenant Improvements requested in the Disbursement Request is substantially complete; and (ii) photocopies of invoices evidencing that the amount being requested pursuant to such Disbursement Request has been paid or incurred by Tenant in connection with the Tenant Improvements; and (iii) except in the case of the first Disbursement Request, lien releases from Tenant’s general contractor (or construction manager, as the case may be) for all work and services completed by such persons through the date of the Disbursement Request immediately preceding the Disbursement Request in question.  Provided Landlord receives such request, together with all supporting documentation required above, on or before the 10th day of the calendar month in which the request is made, Landlord, on or before the 30th day of the same month, shall pay to Tenant or to others as designated by Tenant the amount being requested in such Disbursement Request.  Notwithstanding anything to the contrary contained herein, the final Disbursement Request shall not be paid until all of the following have occurred: (i) the Tenant Improvements are Substantially Completed and invoices therefor are presented to Landlord; (ii) Tenant provides evidence that the Tenant Improvements have otherwise been paid for in full or will be paid in full upon final disbursement; (iii) the Architect has certified Substantial Completion, and Landlord has approved the Tenant Improvements and/or Landlord’s architect has approved the Tenant Improvements as required by this Work Letter; (iv) if requested, Tenant shall have provided an estoppel to Landlord and its lender in the form required by Section 20 of the Lease; (v) if required by applicable Laws and Requirements, Tenant shall have obtained a Certificate of Occupancy, or its equivalent from the local municipality and the Commonwealth of Pennsylvania, Department of Labor and Industry for the Demised Premises; (viii) Tenant has provided to Landlord final releases of liens from the contractor in form and substance reasonably satisfactory to Landlord or the time period in which a mechanic’s lien would be required to be filed in order to be enforceable shall have elapsed without the filing thereof; and (ix) Tenant has commenced the regular payment of Minimum Rent and Additional Rent.  Landlord agrees to timely fund without offset or deduction the final Disbursement Request to Tenant when Tenant becomes entitled thereto in accordance with the preceding sentence.

4.2                               No Further Obligations.  Tenant acknowledges and agrees that, except for Landlord’s obligation to pay the Improvement Allowance, it is Tenant’s responsibility to prepare Tenant’s Final Construction Documents for the Tenant Improvements, to perform the Tenant Improvements and to pay the entire cost of Tenant Improvements.  Notwithstanding Landlord’s obligation to pay the Improvement Allowance, Landlord shall have no privity of agreement with any contractors, subcontractors or third party vendors.

ARTICLE 5
TENANT INSTALLATIONS

5.1                               Furniture, Fixtures and Equipment.  Landlord and Tenant shall mutually coordinate the installation of any furniture, furniture system, fixtures, equipment, telephone, computer or communication system ordered or to be installed by Tenant in the Demised Premises, with any work in the Demised Premises and/or the Building and Tenant shall perform or cause such installation to be performed in such a manner as to not damage the Building.

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ARTICLE 6

NOTICES

6.1                               Notices.  All notices required under this Work Letter shall be sent in the manner prescribed in Section 35 of the Lease shall be addressed to Landlord and Tenant at the addresses provided in the Lease, and in addition to the Representatives and the Architect at the following addresses or at such other addresses as such parties shall designate from time to time by written notice to the other parties:

If to Tenant’s Project Manager:

Dan Schmoyer

1384 Queen Street

Pottstown, PA  19464

with a copy of any notices to:

Rosamond Deegan

1055 Westlakes Drive, Suite 300

Berwyn, PA  19312

If to the Architect:

Mike Pilko

RHJ Associates

1000 Ninth Avenue, Suite D

King of Prussia, PA  19406

If to Landlord’s Construction Representative:

Janice Truitt

King of Prussia Business Center

1010 W. Eighth Avenue

King of Prussia, PA  19406

In addition to the foregoing, Landlord and Tenant shall provide each other with additional names and addresses of relevant parties from time to time as necessary.

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EXHIBIT C

RULES AND REGULATIONS

All terms used herein shall be interpreted consistently with the Lease attached hereto. If the Rules and Regulations conflict with the Lease, the Lease shall govern. Landlord may, upon request of any tenant, waive the compliance by such tenant of any of the following rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord’s authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless otherwise agreed to by Landlord, (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, unless such other tenant has received a similar written waiver from Landlord, and (iv) any such waiver shall not relieve such tenant from any liability to Landlord for any loss or damage occasioned as a result of such tenant’s failure to comply.

1.                                      The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors, roof, halls and other parts of the Building not exclusively occupied by any tenant shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from each tenant’s premises.  Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally.  No tenant shall permit the visit to its premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants.

2.                                      No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord.  No drapes, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord.  All awnings, projections, curtains, blinds, shades, screens and other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

3.                                      No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building or any tenant’s premises, nor placed in the halls, corridors or vestibules without the prior written consent of Landlord.  Tenant shall not install or place anything in the Premises which exceeds the floor’s safe load-bearing capacity.

4.                                      The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no debris, rubbish, rags or other substances shall be thrown therein.  All damage resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

5.                                      There shall be no marking, painting, drilling into or defacement of the Building or any part of any tenant’s premises.  Tenants shall not construct, maintain, use or operate within their respective premises any electrical device, wiring or apparatus in connection with a loud

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speaker system or other sound system, except as reasonably required as part of a communication system approved prior to the installation thereof by Landlord.  No such loud speaker or sound system shall be constructed, maintained, used or operated outside the premises of any tenant.

6.                                      No bicycles or vehicles and no animals, birds or pets of any kind shall be brought into or kept in or about the Building or any tenant’s premises, except that this rule shall not prohibit the parking of bicycles or vehicles in areas specifically designated therefor by Landlord.  No cooking or heating of food shall be done or permitted by any tenant on its premises except for food prepared in portable microwave ovens (provided that no odors are emitted).  No tenant shall cause or permit any unusual or objectionable odors to be produced upon or emanate from its premises.

7.                                      No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for the sale at auction of merchandise, goods or property of any kind.  Furthermore, the use of its premises by any tenant shall not be changed without the prior approval of Landlord.

8.                                      No tenant shall make any unseemly or disturbing noises or disturb or interfere with the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, whistling, singing, or in any other way.  No tenant shall throw anything out of the doors or windows or into or down the corridors or stairs of the Building.

9.                                      No flammable, combustible or explosive fluid, chemical or substance shall be brought into or kept upon the Premises.

10.                               No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in any existing locks or the locking mechanism therein, without Landlord’s approval.  The doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress or egress.  Each tenant shall, upon the termination of its tenancy, restore to Landlord all keys of stores, offices, storage and toilet rooms either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the replacement cost thereof.  Tenant’s key system shall be separate from that for the rest of the Building.

11.                               No freight, furniture or bulky matter of any description will be received by Tenant into the Building or carried into the elevators by Tenant except in such a manner, during such hours and using such elevator and passageways as may be approved by Landlord, and then only upon having been scheduled in advance.  Any hand trucks, carryall, or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.  Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these rules and regulations of the Lease.

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12.                               Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself or herself to the Building management or watchman on duty.  Landlord may, at its option, require all persons admitted to or leaving the Building between the hours of 6:00 p.m. and 7:00 a.m., Monday through Friday, and at any hour on Saturdays, Sundays and legal holidays, to register.  Each tenant shall be responsible for all persons for whom it authorizes entry in the Building, and shall be liable to Landlord for all acts or omissions of such persons.

13.                               The Premises shall not, at any time, be used for lodging or sleeping or for any immoral or illegal purposes.

14.                               Tenant assumes full responsibility for protecting the Premises from theft, and each tenant, before closing and leaving the Premises at any time, shall see that all doors and windows are closed and locked, and all lights turned off.

15.                               Landlord’s employees shall not be required to perform any work or do anything outside of their regular duties, unless under special instruction from the management of the Building.  The requirements of tenants will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant (and paid when the next installment of rent is due) in accordance with the schedule of charges maintained by Landlord from time to time or at such charge as is agreed upon in advance by Landlord and Tenant.

16.                               Canvassing, soliciting and peddling in the Building and on the Property are prohibited and each tenant shall cooperate to prevent the same.  Peddlers, solicitors and beggars shall be reported to the Building manager or as Landlord otherwise requests.

17.                               There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.  Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for Tenant to the Building.

18.                               Mats, trash or other objects shall not be placed in the public corridors of the Building.

19.                               Landlord shall not be responsible for maintaining any finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, or for maintaining any non-building standard mechanical, HVAC, electrical, or plumbing systems or components in or servicing the Premises.  However, should the need arise for repairs of items not maintained by Landlord, Landlord will arrange for the work to be done at Tenant’s expense.

20.                               Drapes installed by Landlord for the use of Tenant or drapes installed by Tenant, with Landlord’s approval, which are visible from the exterior of the Building, must be cleaned by Tenant at least once a year at the tenant’s own expense.

21.                               The Building directory located in the Building lobby as provided by Landlord shall be available to Tenant solely to display its name and location in the Building, which display shall be as directed by Landlord.

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22.                               Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

23.                               Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

24.                               No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevator and under such other conditions as shall be designated by Landlord.

25.                               Tenant shall not waste heat or air-conditioning and shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning, and shall refrain from attempting to adjust any controls other than room thermostats which are intended (and designated by Landlord) to be adjusted by Tenant.

26.                               Landlord shall have sole power and discretion to control the quantity, size, location, and design of all tenant identification signage.  No such signage shall be erected without Landlord’s written consent.

27.                               No eating, drinking, sleeping, or loitering shall be permitted in the lobby areas or in the areas outside of the Building which are within 30 feet of any entrance to the Building.  The Building is designated as a non-smoking building.  Tenant or its employees shall not smoke outside of the designated exterior smoking area.  All other areas of the Building including the premises, sidewalks, entrance, exterior plaza, garage decks, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Building are designated as smoke-free areas.

28.                               Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.  In no event shall Tenant, without the prior written consent of Landlord, use the name of the Building or use pictures or illustrations of the Building.

29.                               Tenant shall give immediate notice to Landlord in case of theft, unauthorized solicitation, or accident in the Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

30.                               Tenant shall not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which may be offensive to the other tenants and occupants of the Building, or that would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Building or elsewhere and shall not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or the Building without Landlord’s prior written approval.

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31.                               Tenant shall not serve, nor permit the serving of alcoholic beverages in the premises unless Tenant shall have procured Host Liquor Liability Insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord as an additional party insured.

32.                               Except as otherwise explicitly permitted in its lease, Tenant shall not do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, install or permit the installation or use of any food, beverage, cigarette, cigar or stamp dispensing machine or permit the delivery of any food or beverage to the Premises, except by such persons delivering the same as shall be approved by Landlord.

33.                               Any tenant deciding to move any equipment or office furniture into, out of or within the Building must notify Landlord at least two (2) business days in advance of intended move.  Such notification shall include: (i) the date of the move, (ii) the time of move (no tenant may move furniture during normal working hours), and (iii) a signed agreement by the tenant to pay the then prevailing charge for the use of the elevators and operators.  Upon receipt of the above information, Landlord, or its agent, will issue a letter of authorization to the Tenant to arrange for elevator operators, etc.

34.                               Tenant shall not keep upon or attach to the Premises any goods or chattels which are the subject of a security agreement or other secured transaction, and all goods, property and chattels to be used or kept or to be attached upon the Premises shall be owned by Tenant or leased by Tenant, provided, however, that no such leased goods, property or chattels shall be leased with the understanding that they shall be exempt from levy for rent and other charges herein reserved as rent.

35.                               Tenant shall not execute or deliver any financing or security agreement of any kind that may be considered a lien upon the Premises or the Building, and without Landlord’s prior written consent (which shall not be unreasonably withheld), Tenant shall not finance any furniture or equipment which is or is intended to be located at the Premises.

36.                               Landlord may from time to time alter or amend these Rules and Regulations, and Tenant shall comply with the amended Rules and Regulations.

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EXHIBIT D

COMMENCEMENT AGREEMENT

WHEREAS, KOPBC, L.P., a Pennsylvania limited partnership, with offices at                                                                                                                                                 , (hereinafter called “Landlord”), and                                                                                   , with offices at                            (hereinafter called “Tenant”), have entered into that certain Lease dated                        (the “Lease”) for certain demised premises containing approximately                    rentable square feet of space in the King of Prussia Business Center, located at                                  in the of Township of Upper Merion, Montgomery County, Commonwealth of Pennsylvania, and more particularly described on Exhibit A attached hereto and made a part hereof by reference; and

WHEREAS, Landlord and Tenant now desire hereby to confirm the Commencement Date and the Termination Date of the Lease Term and other matters as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants contained herein and of the benefits to be derived herefrom, the parties hereby agree as follows:

1.                                      Possession of the Premises was tendered to Tenant on                           for the completion of the Tenant Improvements.

2.                                      The Lease Commencement Date is:                                                     .

3.                                      The Lease Term Expiration Date shall be:                                                 .

Capitalized terms contained in this Commencement Agreement shall have the meaning ascribed to them in the Lease.  This Agreement supplements and, if applicable, supersedes any dates set forth in the Lease.

[Remainder of Page Intentionally Blank]

EXECUTED this                            day of                             ,               .

LANDLORD:

KOPBC, L.P.

By:	Bergen of KOPBC, Inc.,
its general partner

By:
Name:
Title:

TENANT:

By:
Name:
Title:

EXHIBIT E

LETTER OF CREDIT

BENEFICIARY:

KOPBC, L.P.

770 TOWNSHIP LINE ROAD, SUITE 150

YARDLEY, PENNSYLVANIA 19067

AS “LANDLORD”

APPLICANT:

TREVENA, INC.

1055 WESTLAKES DRIVE

BERWYN, PA 19312

AS “TENANT”

AMOUNT:                                    US$350,000.00  (THREE HUNDRED FIFTY THOUSAND AND NO/100 US DOLLARS)

EXPIRATION DATE:                         DECEMBER 31, 2008

LOCATION:                          SANTA CLARA, CALIFORNIA

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF           IN YOUR FAVOR.  THIS LETTER OF CREDIT IS AVAILABLE BY SIGHT PAYMENT WITH OURSELVES ONLY AGAINST PRESENTATION AT THE BANK’S OFFICE (AS DEFINED BELOW) OF THE FOLLOWING DOCUMENTS:

1.              THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT (S), IF ANY.

2.              YOUR SIGHT DRAFT, IN WHOLE OR IN PART DRAWN ON US IN THE FORM ATTACHED HERETO AS EXHIBIT “A”.

3.              A DATED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY OR ITS SUCCESSOR(S) OR ASSIGN(S) FOLLOWED BY HIS/HER PRINTED NAME AND DESIGNATED TITLE, STATING THE FOLLOWING:

“BENEFICIARY IS ENTITLED TO DRAW UPON THIS LETTER OF CREDIT IN THE AMOUNT SHOWN ON THE SIGHT DRAFT PURSUANT TO THE TERMS OF THAT

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CERTAIN LEASE DATED                        , 2008 BY AND BETWEEN TREVENA,  INC., AS TENANT, AND KOPBC, L.P., AS LANDLORD (THE “LEASE”).

THE LEASE MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IS NOT INTENDED THAT SAID LEASE BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

PARTIAL AND MULTIPLE DRAWINGS ARE ALLOWED. THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO BENEFICIARY UNLESS IT IS FULLY UTILIZED.

THIS LETTER OF CREDIT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AN AMENDMENT FOR A ONE YEAR PERIOD BEGINNING ON THE PRESENT EXPIRATION DATE HEREOF DECEMBER 31, 2008, AND UPON EACH ANNIVERSARY OF SUCH DATE, EXCEPT THAT AT DECEMBER 31, 2013 IT SHALL AUTOMATICALLY EXTEND ONLY UP TO MARCH 31, 2014, UNLESS AT LEAST FORTY FIVE (45) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS ATTENTION OF GENERAL COUNSEL THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE.  BUT IN ANY EVENT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND MARCH 31, 2014, WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT. UPON RECEIPT OF SUCH NOTICE YOU MAY DRAW YOUR SIGHT DRAFTS ON US, IN THE FORM ATTACHED HERETO AS EXHIBIT “A”, FOR THE AVAILABLE AMOUNT UNDER THIS STANDBY LETTER OF CREDIT ACCOMPANIED BY YOUR DATED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY FOLLOWED BY HIS/HER PRINTED NAME AND DESIGNATED TITLE, STATING THE FOLLOWING:

“THE UNDERSIGNED, AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY, HEREBY CERTIFIES THAT WE HAVE RECEIVED NOTICE OF NON-RENEWAL FROM SILICON VALLEY BANK THAT LETTER OF CREDIT NO.                      WILL NOT BE  EXTENDED BEYOND ITS CURRENT EXPIRY DATE AND WE HAVE THE RIGHT, PURSUANT TO THE TERMS OF THAT CERTAIN LEASE  DATED           , 2008 BY AND BETWEEN TREVENA, INC., AS TENANT, AND KOPBC, L.P., AS LANDLORD, TO DRAW UPON THE LETTER OF CREDIT.”

THE DATE THIS LETTER OF CREDIT EXPIRES IN ACCORDANCE WITH THE ABOVE PROVISION IS THE “FINAL EXPIRY DATE”.  UPON THE OCCURRENCE OF THE FINAL EXPIRY DATE THIS LETTER OF CREDIT SHALL FULLY AND FINALLY EXPIRE AND NO PRESENTATIONS MADE UNDER THIS LETTER OF CREDIT AFTER SUCH DATE WILL BE HONORED.

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THIS LETTER OF CREDIT IS TRANSFERABLE  WITHOUT COST TO THE BENEFICIARY ONE OR MORE TIMES BY THE ISSUING BANK, AT THE REQUEST OF THE BENEFICIARY, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE THAT IS THE SUCCESSOR IN INTEREST TO BENEFICIARY (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE.  AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION AS PER ATTACHED EXHIBIT “B” DULY EXECUTED.  THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK.  APPLICANT SHALL PAY OUR TRANSFER FEE OF ¼ OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT.  ANY REQUEST FOR TRANSFER WILL BE EFFECTED BY US SUBJECT TO THE ABOVE CONDITIONS.  HOWEVER, ANY REQUEST FOR TRANSFER IS NOT CONTINGENT UPON APPLICANT’S ABILITY TO PAY OUR TRANSFER FEE.  ANY TRANSFER OF THIS LETTER OF CREDIT MAY NOT CHANGE THE PLACE OR DATE OF EXPIRATION OF THE LETTER OF CREDIT FROM OUR ABOVE SPECIFIED OFFICE.  EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS IN PERSON OR BY OVERNIGHT COURIER SERVICE OR BY FACSIMILE TRANSMISSION.  THE ORIGINAL APPROPRIATE DOCUMENTS MAY BE PRESENTED IN PERSON OR BY OVERNIGHT COURIER SERVICE PRIOR TO 10:00 A.M. CALIFORNIA TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT:  SILICON VALLEY BANK, 3003 TASMAN DRIVE, MAIL SORT HF210, SANTA CLARA, CALIFORNIA 95054, ATTENTION:  GLOBAL FINANCIAL SERVICES - STANDBY LETTER OF CREDIT DEPARTMENT OR BY FACSIMILE TRANSMISSION AT:  (408) 654-6211 OR (408) 969-6510; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO:  (408) 654-7120 OR (408) 654-6349, ATTENTION:  STANDBY LETTER OF CREDIT NEGOTIATION DEPARTMENT WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE, PROVIDED, HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS.

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WE HEREBY ENGAGE WITH YOU THAT DRAFT(S) DRAWN AND/OR DOCUMENTS PRESENTED UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO SILICON VALLEY BANK, IF PRESENTED ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICE 1998 (“ISP98”), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SILICON VALLEY BANK,

(FOR BANK USE ONLY)	(FOR BANK USE ONLY)

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EXHIBIT “A”

SIGHT DRAFT/BILL OF EXCHANGE

DATE:	REF. NO.

AT SIGHT OF THIS BILL OF EXCHANGE

PAY TO THE ORDER OF

US$

U.S. DOLLARS

“DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER NO. SVBSF             DATED                        , 20      ”

TO:	SILICON VALLEY BANK

3003 TASMAN DRIVE		[INSERT NAME OF BENEFICIARY]
SANTA CLARA, CA 95054

Authorized Signature

GUIDELINES TO PREPARE THE SIGHT DRAFT OR BILL OF EXCHANGE:

1.	DATE	INSERT ISSUANCE DATE OF DRAFT OR BILL OF EXCHANGE.
2.	REF. NO.	INSERT YOUR REFERENCE NUMBER IF ANY.
3.	PAY TO THE ORDER OF: INSERT NAME OF BENEFICIARY
4.	US$	INSERT AMOUNT OF DRAWING IN NUMERALS/FIGURES.
5.	U.S. DOLLARS INSERT AMOUNT OF DRAWING IN WORDS.
6.	LETTER OF CREDIT NUMBER INSERT THE LAST DIGITS OF OUR STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.
7.	DATED	INSERT THE ISSUANCE DATE OF OUR STANDBY L/C.

NOTE:                           BENEFICIARY SHOULD ENDORSE THE BACK OF THE SIGHT DRAFT OR BILL OF EXCHANGE AS YOU WOULD A CHECK.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SIGHT DRAFT OR BILL OF EXCHANGE, PLEASE CALL OUR L/C PAYMENT SECTION AND ASK FOR:  EFRAIN TUVILLA AT (408) 654-6349 OR ALICE DALUZ AT (408) 654-7120.

EXHIBIT “B”

DATE:

TO:	SILICON VALLEY BANK
	3003 TASMAN DRIVE	RE:	IRREVOCABLE STANDBY LETTER OF CREDIT
	SANTA CLARA, CA 95054		NO.	ISSUED BY
	ATTN:INTERNATIONAL DIVISION.		SILICON VALLEY BANK, SANTA CLARA
	STANDBY LETTERS OF CREDIT		L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.
(BENEFICIARY’S NAME)

We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.
(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

EXHIBIT F

REMOVABLE TENANT IMPROVEMENTS

1.	All casework in the laboratories
2.	All fumehoods
3.	Dishwasher and autoclave
4.	Steam generator for autoclave
5.	Waterless fire suppression system and dedicated HVAC unit for Server Room
6.	Air compressor (Mechanical Room)
7.	Vacuum pump (Mechanical Room)
8.	All furniture and equipment that are not fixed to the Demised Premises, including all office furniture and portable partitions
9.	Dedicated HVAC units for each chemistry laboratory
10.	Shelving
11.	Fire blanket and extinguishers
12.	Emergency showers
13.	Any Trevena signage
14.	Fridge
15.	Microwave
16.	Artwork
17.	White boards

EXHIBIT G

RADIATION HYGIENE PLAN

Radiation Hygiene Plan

Trevena, Inc.

(King of Prussia Business Center Location)

This Radiation Hygiene plan is effective beginning June XX, 2008.

OVERVIEW: RADIATION HYGIENE PLAN

Purpose

Trevena, Inc. has developed this Radiation Hygiene Plan (RHP) in compliance with the Nuclear Regulatory Commision (NRC) and the Pennsylvania Department of Environmental Protection/ Radiation Control Division (PADEP).  This plan is modeled after one developed by Centocor (Radnor, PA).

Scope

This Radiation Hygiene Plan sets forth procedures, equipment, personal protective equipment, and work practices to protect both employees and the environment from potential health hazards presented by radioactive chemicals used in the workplace. At a minimum, this RHP covers employees who use radioactive chemicals while employed by Trevena, Inc.  Specific responsibilities are outlined as follows:

Responsibilities

The Radiation Hygiene Officer is defined by the Standard as “an employee who is designated by the employer, and who is qualified by training or experience, to provide technical guidance in the development and implementation of the provisions of the Radiation Hygiene Plan.” This definition is not intended to place limitations on the position description or job classification that the designated individual shall hold within the employer’s organizational structure.

It is the responsibility of the Radiation Hygiene Officer to:

1.              Work with managers and employees to develop and implement appropriate radiation hygiene policies and practices,

2.              Act as advisor in procurement and use of radioactive chemicals in the lab, including determining that facilities and training levels are adequate for the radioactive chemicals in use,

3.              Perform, or assist in arranging, regular, formal radiation hygiene and housekeeping inspections including inspections of emergency equipment,

1

4.              Maintain current knowledge concerning the legal requirements of radioactive substances in the laboratory,

5.              Review the Radiation Hygiene Plan on an annual basis,

6.              Ensure that employees know the radiation hygiene rules,

7.              Determine the proper level of personal protective equipment, ensure that such protective equipment is available and in working order,

8.              Ensure that appropriate training has been provided to employees,

9.              Monitor the radioactive chemical waste accumulation and coordinate its disposal.

As of June XX, 2008, Trevena, Inc. has appointed Mike Tomcavage as Radiation Hygiene Officer.  He will consult with Trevena, Inc. on any matters pertaining to radioactive chemical safety and waste disposal.  His credentials are listed below:

B.S. Chemistry, Penn State 1971

OSHA Chemical Hygiene Plan Conference

16-hour Hazardous Waste Management Training

PA Specific Hazardous Waste Training

US DOT Compliance Training

OSHA 24-hour Emergency Responder Training

OSHA 40-hour HAZWOPPER Certification

Current full-time position: Chemical waste and safety manger- Villanova University.

Details of the plan are described in the following sections.

I.  Radioactive Chemical Inventory

1.              An annual up-to-date inventory of all radioactive chemicals should be made by the radiation hygiene officer or appointed employee.

2.              When this yearly inventory is made, the radiation hygiene officer or appointed employee should appraise amounts and conditions.  Any items able to be designated as waste will be prepared for disposal.

3.              Radioactive chemicals should be recorded on the inventory list as they are received, by the radiation hygiene officer or appointed employee.

4.              The inventory listing will include the full name of each radioactive chemical, the amount (mC), and each radioactive chemical will be stored according to radiation hazard compatibility in appropriate storage cabinets specifically designated for that purpose.

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5.              The full radioactive chemical inventory is to be kept in a main laboratory computer.

6.              Radioactive chemicals, categorized under radioactive chemical waste according to federal and PA state regulations which are to be disposed, will be stored until arrangements have been made for their removal according to approved practices described below.

II.  Radiation Safety Work Practices and Equipment

1.              Radioactive Materials will only be stored in a designated room approved by the Radiation Hygiene Officer and will have warning signs displayed at the entrance.

2.              Users of radioactive chemicals shall wear protective clothing in the laboratory, including lab coat, gloves, safety glasses, dosimeters, and ring badges.  Users will also properly use a survey instrument and will monitor the work are and instruments such as pipette pistons, pipette plungers, gloves, hands, clothing, and shoes to ensure that they are not contaminated.

3.              Radioactive materials will only be transported with secondary containers that provide a barrier of protection to the user such that proper shielding is employed.

4.              The work area will be posted or labeled with a Caution Radioactive Materials sign.  Radioactive materials will be labeled with the radioisotope type, activity, and date.

5.              Absorbent pads and a work tray will be employed to control spills within the radioactive chemicals work area.  In the event of a radiation spill, the area will be isolated by an appropriately trained radiation spill expert to avoid additional radiation contamination.

6.              Proper shielding and minimization of exposure to radioisotopes will be made by reducing the time of exposure, employing proper shielding, and maximizing the distance between the user and the radioactive source.

7.              A designated hot fume hood will be designated for conducting experiments using radioactive chemicals and will be checked annually by the Radiation Hygiene Officer or his appointed representative.  The air flow rate should be recorded in an appropriate log book.

8.              Users will report any incidents involving radioactive material immediately to the Radiation Hygiene Officer and supervisor (Appendix A).

IV. RADIOACTIVE CHEMICAL WASTE

1.              Radioactive waste will be rendered non-infectious by proper use of a disinfectant such as Wescodyne prior to removal from the radioactive chemical hood.

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2.              Solid radioactive waste will be separated from liquid radioactive waste and will contain less than 1% liquid by volume and information will be recorded on the Solid Waste Disposal Sheet.  Solid waste will be segregated into long half-life (>90 days such as (3)H, (14)C, and (35)S) or short half-life (<60 days such as (125)I, (32)P, (51)Cr) in clearly marked containers with secondary containers.

3.              Liquid radioactive waste should be readily soluble or dispersible in water and will be separated from solid radioactive waste and will be recorded on the Liquid Waste Disposal Sheet.  Liquid waste will be segregated into long half-life (>90 days such as (3)H, (14)C, and (35)S) or short half-life (<60 days such as (125)I, (32)P, (51)Cr) in clearly marked containers with secondary containers.

4.              Clearly marked containers will be used for disposal of radioactive vials containing scintillation fluid with secondary containers.  All scintillation fluid used must be an aqueous-based, biodegradable type and information will be recorded in a Liquid Scintilation Vial Disposal Log.

5.              Mixed radioactive waste (for instance, waste that contains scintillation fluid and organic solvents or radioactive chromatography effluent) will be segregated from solid and liquid radioactive chemical waste in clearly marked containers with secondary containers.

6.              All radioactive waste will be disposed of by an appropriately trained and certified radioactive waste disposal specialist appointed by Trevena in accordance with US Federal Nuclear Regulatory and Pennsylvania State Department of Environmental Protection Agency laws and guidelines (Appendix B).

Appendix A

Radiation Chemical Spill Contacts

Primary

Dennis Yamashita

VP and Head, Chemistry

Home Phone (610) 688-0628

Secondary

Michael Lark

SVP and Head, Research

Home Phone (610) 644-5134

Radiation Hygiene Officer

Mike Tomcavage

Work Phone (610) 519-7394
Home Phone (610) 272-7763
Pager (610) 501-4491

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Appendix B

Federal Regulations: Websites

NRC

http://www.nrc.gov/reading-rm/doc-collections/nuregs/staff/sr1556/v7/

PADEP

http://www.dep.state.pa.us/brp/Radiation_Control_Division/RadMaterialsLicensing/Radioactive_Materials_Licensing.htm

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EXHIBIT H

CHEMICAL HYGIENE PLAN

Chemical Hygiene Plan

Trevena, Inc.

(King of Prussia Business Center Location)

This Chemical Hygiene plan is effective beginning June XX, 2008.

OVERVIEW: CHEMICAL HYGIENE PLAN

Purpose

Trevena, Inc. has developed this Chemical Hygiene Plan (CHP) in compliance with the Occupational Safety and Health Administration (OSHA) Laboratory Standard Rules and Regulations. This Laboratory Standard is published as an amendment to 29 CFR 1910, Subpart Z, and identified as Section 1910. 1450: Occupational Exposure to Hazardous Chemicals in Laboratories.  This plan is modeled after one developed by Isosciences (King of Prussia, PA).

Scope

This Chemical Hygiene Plan sets forth procedures, equipment, personal protective equipment, and work practices to protect both employees and the environment from potential health hazards presented by hazardous chemicals used in the workplace. At a minimum, this CHP covers employees who use chemicals while employed by Trevena, Inc.  Specific responsibilities are outlined as follows:

Responsibilities

The Chemical Hygiene Officer is defined by the Standard as “an employee who is designated by the employer, and who is qualified by training or experience, to provide technical guidance in the development and implementation of the provisions of the Chemical Hygiene Plan.” This definition is not intended to place limitations on the position description or job classification that the designated individual shall hold within the employer’s organizational structure.

It is the responsibility of the Chemical Hygiene Officer to:

1.	Work with managers and employees to develop and implement appropriate chemical hygiene policies and practices,
2.	Act as advisor in procurement and use of chemicals in the lab, including determining that facilities and training levels are adequate for the chemicals in use,
3.	Perform, or assist in arranging, regular, formal chemical hygiene and housekeeping inspections including inspections of emergency equipment,
4.	Maintain current knowledge concerning the legal requirements of regulated substances in the laboratory,
5.	Review the Chemical Hygiene Plan on an annual basis,

1

6.	Ensure that employees know the chemical hygiene rules,
7.	Determine the proper level of personal protective equipment, ensure that such protective equipment is available and in working order,
8.	Ensure that appropriate training has been provided to employees,
9.	Monitor the chemical waste accumulation and coordinate its disposal.

As of June XX, 2008, Trevena, Inc. has appointed Michael Tomcavage as Chemical Hygiene Officer.  He will consult with Trevena, Inc. on any matters pertaining to chemical safety and waste disposal.  His credentials are listed below:

B.S. Chemistry, Penn State 1971

OSHA Chemical Hygiene Plan Conference

16-hour Hazardous Waste Management Training

PA Specific Hazardous Waste Training

US DOT Compliance Training

OSHA 24-hour Emergency Responder Training

OSHA 40-hour HAZWOPPER Certification

Current full-time position: Chemical waste and safety manger- Villanova University.

Details of the plan are described in the following sections.

I.  Chemical Inventory

a.                      An annual up-to-date inventory of all chemicals should be made by the chemical hygiene officer or appointed employee.

b.                      When this yearly inventory is made, the chemical hygiene officer or appointed employee should appraise amounts and conditions.  Any items able to be designated as waste will be prepared for disposal.

c.                       Chemicals should be recorded on the inventory list as they are received, by the chemical hygiene officer or appointed employee.

d.                      The inventory listing will include the full name of each chemical, the amount (either in estimated volume or weight), and each chemical will be stored according to hazard compatibility on shelves or in storage cabinets specifically designated for that purpose.

e.                      The full inventory is to be kept in the main laboratory computer.

h.                      MSDS for all chemicals in stock are available on-line from Aldrich chemicals at:

http://www.sigmaaldrich.com/catalog/search/AdvancedSearchPage or from Acros Chemicals at:

http://www.acros.com/portal/alias_Rainbow/lang_enUS/tabID_41/DesktopDefault.aspx

2

i.                  Chemicals, categorized under hazardous waste according to federal regulations which are to be disposed, will be stored until arrangements have been made for their removal according to approved practices.

II.                                   Safety Equipment

a.       Personnel safety equipment in the laboratory includes:

telephones	chemical spill kits
fume hoods	fire extinguishers
safety showers	eye wash fountains
safety goggles	lab coats
laboratory gloves	safety shields
gas tank straps	special storage cabinets
first aid kits

b.                      The 12 to 18 fume hoods that will be in place in the King of Prussia Business Center location are to be checked annually by Chemical Hygiene Officer or his appointed representative.  The air flow rate should be recorded in an appropriate log book.

c.                       All fire extinguishers should be checked routinely and those found to be not fully charged should be recharged at this time. Record of these checks should be made with Chemical Hygiene Officer or his appointed representative.  The result of these checks should be recorded in an appropriate log book.

d.                      Safety showers should be checked for appropriate operation and water flow, in a manner deemed suitable by the Chemical Hygiene Officer or his appointed representative.  The result of these checks should be recorded in an appropriate log book.

e.                       Operation of the eye wash fountains should be made by the Chemical Hygiene Officer or his appointed representative.  The result of these checks should be recorded in an appropriate log book.

III. LABORATORY PRACTICES

Standard Laboratory Safety Practices

• No eating, drinking, or smoking is permitted.

• Pipetting by mouth is strictly prohibited.

• Storage of food and drink is limited to non-laboratory areas.

• Cosmetics and/or lip balm must not be applied in the labs.

• Proper hygiene includes frequent hand washing, especially prior to leaving the laboratory.

• Lab coats or special clothing required in containment areas must be worn, buttoned, in the laboratory and removed when moving outside of the laboratory.

• Gloves must be worn whenever potentially hazardous materials are handled.

3

• Glass and sharp objects must be disposed of in specially marked containers.

• Lab benches must be cleaned regularly. In the event of spills or contamination cleanup is to be done immediately.

• Keep jewelry to a minimum and do not wear dangling jewelry in the lab.

• Safety glasses must be worn in the laboratory.

• Contact lens wearers should exercise caution when working with chemicals, including preservatives associated with dissection material. Individuals who wear contacts do so at their own risk.

• Place used disposable syringes and needles, scalpel blades, and other sharp items in puncture resistant containers for disposal. Locate the puncture resistant containers as close to the work site as is practical. Dispose of contaminated pipettes or broken glass in appropriate containers.

Procedure-Specific Safety Procedures

Guidelines for procedures in handling toxic chemicals, flammable chemicals, reactive chemicals and corrosive chemicals are described on pp 15-17 of “Developing a Chemical Hygiene Plan” published by the American Chemical Society (1990).  A copy of this book will be available in the laboratory for all employees to consult.

Visitors

When proprietary work is in progress, visitors will not be permitted in the lab(s) where the proprietary work is being carried out. Permission for any visitors to enter the laboratories of Trevena, Inc. will be obtained from either Maxine Gowen, CEO — Trevena, Inc. or from Micahel Lark, SVP and Head, Research.  Only approved staff may escort visitors into lab facilities.

Accidents

Laboratory Spills

Despite precautions, accidental spills can be expected to occur in the laboratory. All spills shall be immediately contained and cleaned up by appropriate professional staff or others properly trained and equipped to work with potentially hazardous materials. A spill or accident that results in an exposure incident shall be immediately reported to Dennis Yamashita, Ph.D. (or Michael Lark in his absence).  The largest organic solvent spill expected in normal operations would be a one-gallon spill from a dropped and broken solvent bottle.  The largest possible acid or base spill would be 2.5 L as that is the largest size bottle in our possession.  The largest possible solid spillage would be from a broken 500gram bottle as that is the largest size bottle in our possession.  These scenarios are worst-case situations.  Following are the approved measures for dealing with such a spill.

Acid or base spills:  Any spill of a concentrated, or aqueous solution of an acid or base, will be diluted with water and neutralized to pH 7.  The neutralized spill will adsorbed onto appropriate material, swept up into a container and disposed of according to federal, state and local regulations.

Organic solvent spills:  The solvent spill will be contained by placing adsorbent material around the area of the spill followed by adsorption of the spill itself onto appropriate

4

material. The adsorbed spill will be transferred to a suitable container for disposal according to federal, state and local regulations.

Solid spills:  Spills of solid material will be swept up into a container and disposed of according to federal, state and local regulations.

Personal Contamination:  Eye contact- Promptly flush eyes with water for a prolonged period (15 minutes) and seek medical attention.  Ingestion- drink large amounts of water and seek medical attention.  Skin contact- Promptly flush the effected area with water and remove any contaminated clothing.  If symptoms of exposure persist, seek medical attention.

IV. WASTE

Physically dangerous waste and sharps waste is defined as discarded items that may cause punctures or cuts to include: hypodermic needles/syringes, Pasteur pipettes, scalpel blades, and disposable razors. Glass will be disposed of in appropriate glass boxes. Control and disposal of sharps must comply with the following requirements:

1. Sharps must be segregated from other wastes and disposed of in leak-proof, rigid, puncture resistant, shatterproof containers.

2. All sharps containers must be labeled with a tag stating the date, principal investigator, lab room number, treatment status and who the treatment was performed by.

3. Sharps containers will be picked up on an as needed basis when boxes are full. Please contact the Facilities to arrange pick up. DO NOT dispose of physically hazardous waste in the regular trash.

4. Broken glass must be cleaned to remove chemical contamination before being discarded in broken glass containers.

V. EMERGENCIES

Procedures

In the event an emergency should arise, the following procedures should be followed:

If it is of a serious nature that requires police, rescue squad and/or ambulance, dial 911 immediately. After 911 has been called, inform Dennis Yamashita, Ph.D., VP and Head, Chemistry, Trevena, Inc. or Michael Lark, Ph.D., SVP and Head, Research, Trevena, Inc.

Fire Alarms

Please respond to all alarms as if they are real. You should always exit the laboratory, using the closest exit. In the event of an emergency, please pull the alarm nearest to the source of the emergency. The fire department will answer all calls and will respond to the site of the pulled alarm.

5

Federal Regulations: Websites

OSHA Occupational Safety and Health Administration/DOL

http://www.osha.gov/

Chemical Hygiene (Lab)

http://www.osha-slc.gov/OshStd_data/1910_1450.html

Bloodborne Pathogens

http://www.osha-slc.gov/OshStd_data/1910_1030.html

Personal Protective Equipment

http://www.osha-slc.gov/OshStd_toc/OSHA_Std_toc_1910_SUBPART_I.html

Formaldehyde

http://www.osha-slc.gov/OshStd_data/1910_1048.html

National Institute for Occupational Safety and Health/HHS

http://www.cdc.gov/niosh/homepage.html

Centers for Disease Control and Prevention/HHS

http://www.cdc.gov/

Office of Safety and Health

http://www.cdc.gov/od/ohs/

“Biosafety in Microbiological and Biomedical Laboratories” (CDC/NIH Manual)

http://www.cdc.gov/od/ohs/biosfty/bmbl/bmbl-1.htm

Explanation of Different Types of Biosafety Cabinets (BSC)

http://www.cdc.gov/od/ohs/biosfty/bmbl/appendix.htm - Appendix A

Packaging of Infectious Materials

http://www.cdc.gov/od/ohs/biosfty/bmbl/appendix.htm - Appendix D

Health & Safety Manuals

http://www.cdc.gov/od/ohs/manual/manual.htm

U.S. Department of Health and Human Services

http://www.os.dhhs.gov/

6

Appendix A

Spill Contacts

Primary

Dennis Yamashita

VP and Head, Chemistry

Home Phone (610) 688-0628

Secondary

Michael Lark

SVP and Head, Research

Home Phone (610) 644-5134

Mike Tomcavage

Chemical Hygiene Officer- Trevena, Inc. and

Chemistry Department  Villanova University (610-519-7394)
Home Phone (610)-272-7763
Pager (610) 501-4491

Gold Star Environmental Services, Inc.

Emergency Response Telephone Numbers

In case of an environmental emergency, such as chemical spills, please call the following telephone numbers inorder (1-5) until someone has been contacted.

During Business Hours:

1) Goldstar Environmental Services, Inc.	(908) 387-0333

During Non-Business Hours:

2) Bruce Thompson	Home (908) 771-0806 Beeper (732) 760-6312

3) Bob Mourterot	Home (610) 691-6458 Beeper (908) 807-0304

4) Bill Curtri-French	Home (908) 832-5182 Beeper (908) 807-2788

5) Goldstar Personnel	Beeper (908) 807-0332 Beeper (908) 807-2882

6) Chemtrec Emer Resp MSDS Info Center	(800) 424-9300 (800) 468-1760

Appendix B

Chemical Waste Disposal

CHEMICAL WASTE DISPOSAL:

GOLDSTAR ENVIRONMENTAL SERVICES INC

DOT # 529672

12 FOX FARM ROAD

PHILLIPSBURG, NJ 08865

Phone (908) 387-0333

Fax (908) 387-0330

Email goldstarenviron@cs.com

EXHIBIT I

BIOHAZARDOUS WASTE DISPOSAL PLAN

WASTE DISPOSAL PLAN

FOR

King of Prussia, PA

Biological Waste Streams at Trevena in King of Prussia, PA:

1.              Tissue Culture Waste

a.              Bags of spent plates, tips, etc:  autoclaved in red biohazard bags and removed and incinerated by a medical waste pickup service (such as S.H. biowaste, Norristown, PA)

b.              Serological pipettes:  boxed in original boxes, autoclaved, and removed as above by medical waste disposal company

c.               Liquid waste: will be treated with bleach 10 minutes and poured down the drain

2.              General Lab microbial waste - classified as “non-regulated medical waste”

a.              Liquid cultures: will be treated with bleach 10 minutes and poured down the drain

b.              Plates, solids: autoclaved in red biohazard bags and disposed of as above

3.              Animal Carcasses:

All animal bedding, tissues, blood, samples, and carcasses from animals will be autoclaved in red biohazard bags and picked up for disposal by a medical/pathological waste company as above.

4.              Compliance with Laws:

The on-site disposal activities described in Paragraphs 1(c) and 2(a) shall be undertaken in full compliance with applicable laws.

EXHIBIT J

BIOLOGICAL HYGIENE PLAN

Trevena Inc.

Part 1: Biological Hygiene Plan    p. 1-7

Part 2: Biological Manual,    p. 8-14

According to the Center for Disease Control and Prevention (CDC), the following guidelines are recommended for microorganisms classified as Biosafety Level 1 (BSL-1) and Biosafety Level 2 (BSL-2) (http://www.cdc.gov/od/ohs/biosfty/bmbl4/bmbl4s3.htm).  Trevena works exclusively with organisms classified as BSL-1 and BSL-2 (see table below) and does not engage in any experimental activities involving BSL-3 or BSL-4, and follows the standard microbiological practices recommended by the CDC as listed below.

Biosafety Level 1 (BSL-1)

Biosafety Level 1 is suitable for work involving well-characterized agents not known to consistently cause disease in healthy adult humans, and of minimal potential hazard to laboratory personnel and the environment. The laboratory is not necessarily separated from the general traffic patterns in the building. Work is generally conducted on open bench tops using standard microbiological practices. Special containment equipment or facility design is neither required nor generally used. Laboratory personnel have specific training in the procedures conducted in the laboratory and are supervised by a scientist with general training in microbiology or a related science.

The following standard and special practices, safety equipment and facilities apply to agents assigned to Biosafety Level 1:

A. Standard Microbiological Practices

1. Access to the laboratory is limited or restricted at the discretion of the laboratory director when experiments or work with cultures and specimens are in progress.

2. Persons wash their hands after they handle viable materials, after removing gloves, and before leaving the laboratory.

3. Eating, drinking, smoking, handling contact lenses, applying cosmetics, and storing food for human use are not permitted in the work areas. Food is stored outside the work area in cabinets or refrigerators designated and used for this purpose only.

4. Mouth pipetting is prohibited; mechanical pipetting devices are used.

5. Policies for the safe handling of sharps are instituted.

6. All procedures are performed carefully to minimize the creation of splashes or aerosols.

7. Work surfaces are decontaminated at least once a day and after any spill of viable material.

1

8. All cultures, stocks, and other regulated wastes are decontaminated before disposal by an approved decontamination method such as autoclaving. Materials to be decontaminated outside of the immediate laboratory are to be placed in a durable, leakproof container and closed for transport from the laboratory. Materials to be decontaminated outside of the immediate laboratory are packaged in accordance with applicable local, state, and federal regulations before removal from the facility.

9. A biohazard sign will be posted at the entrance to the laboratory whenever infectious agents are present. The sign will include the name of the agent(s) in use and the name and phone number of the investigator.

B. Special Practices None

C. Safety Equipment (Primary Barriers)

1. Special containment devices or equipment such as a biological safety cabinet are generally not required for manipulations of agents assigned to Biosafety Level 1.

2. It is recommended that laboratory coats, gowns, or uniforms be worn to prevent contamination or soiling of street clothes.

3. Gloves should be worn if the skin on the hands is broken or if a rash is present. Alternatives to powdered latex gloves should be available.

4. Protective eyewear should be worn for conduct of procedures in which splashes of microorganisms or other hazardous materials is anticipated.

D. Laboratory Facilities (Secondary Barriers)

1. Laboratories should have doors for access control.

2. Each laboratory contains a sink for handwashing.

3. The laboratory is designed so that it can be easily cleaned. Carpets and rugs in laboratories are not appropriate.

4. Bench tops are impervious to water and are resistant to moderate heat and the organic solvents, acids, alkalis, and chemicals used to decontaminate the work surface and equipment.

5. Laboratory furniture is capable of supporting anticipated loading and uses. Spaces between benches, cabinets, and equipment are accessible for cleaning.

6. Laboratories do not have windows that open to the exterior.

2

Biosafety Level 2 (BSL-2)

Biosafety Level 2 is similar to Biosafety Level 1 and is suitable for work involving agents of moderate potential hazard to personnel and the environment. It differs from BSL-1 in that (1) laboratory personnel have specific training in handling pathogenic agents and are directed by competent scientists; (2) access to the laboratory is limited when work is being conducted; (3) extreme precautions are taken with contaminated sharp items; and (4) certain procedures in which infectious aerosols or splashes may be created are conducted in biological safety cabinets or other physical containment equipment.

The following standard and special practices, safety equipment, and facilities apply to agents assigned to Biosafety Level 2:

A. Standard Microbiological Practices

1. Access to the laboratory is limited or restricted at the discretion of the laboratory director when experiments are in progress.

2. Persons wash their hands after they handle viable materials, after removing gloves, and before leaving the laboratory.

3. Eating, drinking, smoking, handling contact lenses, and applying cosmetics are not permitted in the work areas. Food is stored outside the work area in cabinets or refrigerators designated for this purpose only.

4. Mouth pipetting is prohibited; mechanical pipetting devices are used.

5. Policies for the safe handling of sharps are instituted.

6. All procedures are performed carefully to minimize the creation of splashes or aerosols.

7. Work surfaces are decontaminated on completion of work or at the end of the day and after any spill or splash of viable material with disinfectants that are effective against the agents of concern.

8. All cultures, stocks, and other regulated wastes are decontaminated before disposal by an approved decontamination method such as autoclaving. Materials to be decontaminated outside of the immediate laboratory are placed in a durable, leakproof container and closed for transport from the laboratory. Materials to be decontaminated off-site from the facility are packaged in accordance with applicable local, state, and federal regulations, before removal from the facility.

B. Special Practices

1. Access to the laboratory is limited or restricted by the laboratory director when work with infectious agents is in progress. In general, persons who are at increased risk of acquiring infection, or for whom infection may have serious consequences, are not allowed in the laboratory or animal rooms. For example, persons who are immunocompromised or immunosuppressed may be at increased risk of acquiring

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infections. The laboratory director has the final responsibility for assessing each circumstance and determining who may enter or work in the laboratory.

2. The laboratory director establishes policies and procedures whereby only persons who have been advised of the potential hazards may enter the laboratory.

3. A biohazard sign must be posted on the entrance to the laboratory when etiologic agents are in use. Appropriate information to be posted includes the agent(s) in use, the biosafety level, the investigator’s name and telephone number.

4. Biosafety procedures are incorporated into standard operating procedures or in a biosafety manual adopted or prepared specifically for the laboratory by the laboratory director. Personnel are advised of special hazards and are required to read and follow instructions on practices and procedures.

5. The laboratory director ensures that laboratory and support personnel receive appropriate training on the potential hazards associated with the work involved, the necessary precautions to prevent exposures, and the exposure evaluation procedures. Personnel receive annual updates or additional training as necessary for procedural or policy changes.

6. A high degree of precaution must always be taken with any contaminated sharp items, including needles and syringes, slides, pipettes, capillary tubes, and scalpels.

a. Needles and syringes or other sharp instruments should be restricted in the laboratory for use only when there is no alternative.  Plasticware should be substituted for glassware whenever possible.

b. Non-disposable sharps must be placed in a hard-walled container for transport to a processing area for decontamination, preferably by autoclaving.

c. Syringes which re-sheathe the needle, needleless systems, and other safety devices are used when appropriate.

d. Broken glassware must not be handled directly by hand, but must be removed by mechanical means such as a brush and dustpan, tongs, or forceps. Containers of contaminated needles, sharp equipment, and broken glass are decontaminated before disposal, according to any local, state, or federal regulations.

7. Cultures or potentially infectious wastes are placed in a container with a cover that prevents leakage during collection, handling, processing, storage, transport, or shipping.

8. Laboratory equipment and work surfaces should be decontaminated with an effective disinfectant on a routine basis, after work with infectious materials is finished, and especially after overt spills, splashes, or other contamination by infectious materials. Contaminated equipment must be decontaminated according to any local, state, or federal regulations before it is sent for repair or maintenance or packaged for transport in accordance with applicable local, state, or federal regulations, before removal from the facility.

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9. Spills and accidents that result in overt exposures to infectious materials are immediately reported to Public Safety. Medical evaluation, surveillance, and treatment are provided as appropriate and written records are maintained by Public Safety.

C. Safety Equipment (Primary Barriers)

1. Properly maintained biological safety cabinets, preferably Class II, or other appropriate personal protective equipment or physical containment devices are used whenever:

a. Procedures with a potential for creating infectious aerosols or splashes are conducted. These may include centrifuging, grinding, blending, vigorous shaking or mixing, sonic disruption, opening containers of infectious materials whose internal pressures may be different from ambient pressures.

b. High concentrations or large volumes of infectious agents are used. Such materials may be centrifuged in the open laboratory if sealed rotor heads or centrifuge safety cups are used, and if these rotors or safety cups are opened only in a biological safety cabinet.

2. Face protection (goggles, mask, face shield or other splatter guard) is used for anticipated splashes or sprays of infectious or other hazardous materials to the face when the microorganisms must be manipulated outside the BSC.

3. Protective laboratory coats, gowns, smocks, or uniforms designated for lab use are worn while in the laboratory. This protective clothing is removed and left in the laboratory before leaving for non-laboratory areas (e.g., cafeteria, library, administrative offices). All protective clothing is either disposed of in the laboratory or laundered by the institution; it should never be taken home by personnel before decontamination.

4. Gloves are worn when hands may contact potentially infectious materials, contaminated surfaces or equipment. Wearing two pairs of gloves may be appropriate. Gloves are disposed of when overtly contaminated, and removed when work with infectious materials is completed or when the integrity of the glove is compromised. Disposable gloves are not washed, reused, or used for touching “clean” surfaces (keyboards, telephones, etc.), and they should not be worn outside the lab. Alternatives to powdered latex gloves should be available. Hands are washed following removal of gloves.

D. Laboratory Facilities (Secondary Barriers)

1. Lab doors are always locked and access is restricted to Trevena employees.

2. Laboratories is located separate from office/public area.

3. Each laboratory contains a sink for handwashing.

4. The laboratory is designed so that it can be easily cleaned. Carpets and rugs in laboratories are inappropriate.

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5. Bench tops are impervious to water and are resistant to moderate heat and the organic solvents, acids, alkalis, and chemicals used to decontaminate the work surfaces and equipment.

6. Laboratory furniture is capable of supporting anticipated loading and uses. Spaces between benches, cabinets, and equipment are accessible for cleaning. Chairs and other furniture used in laboratory work should be covered with a non-fabric material that can be easily decontaminated.

7. Install biological safety cabinets in such a manner that fluctuations of the room supply and exhaust air do not cause the biological safety cabinets to operate outside their parameters for containment. Locate biological safety cabinets away from doors, from windows that can be opened, from heavily traveled laboratory areas, and from other potentially disruptive equipment so as to maintain the biological safety cabinets’ air flow parameters for containment.

8. An eyewash station and chemical showers is readily available in each lab.

9. Illumination is adequate for all activities, avoiding reflections and glare that could impede vision.

10. There are no specific ventilation requirements.

Table 1 - Bacteria and cell lines used by Trevena for research

Name of bacterium or cell line	ATCC Number	Biosafety Level

Escherichia coli	53868	BSL-1

CHO-K1	CCL-61	BSL-1

COS-7L	CRL-1651	BSL-2

HEK-293	CRL-1573	BSL-2

U2OS	40342	BSL-1

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Biosafety Manual

Science Department

Biosafety Manual

Table of Contents

I. Overview

II. Facilities and Supervision

III. Laboratory Practices

IV. Specific Hazards & Definitions

V. Biohazardous Waste

VI. Emergencies

I. OVERVIEW

Purpose

Trevena has developed this biosafety manual in compliance with the Occupational Safety and Health Administration (OSHA) standard, “Occupational Exposure to Bloodborne Pathogens.” The standard requires the use of specific precautions with all clinical specimens of blood or other potentially infectious material. This manual describes guidelines and rules for safe operation of laboratories and performance of experiments involving biological agents at Trevena.

Scope

This plan sets forth procedures, equipment, personal protective equipment and workpractices to protect employees from potential health hazards presented bybiohazardous materials used in the workplace. For purposes of this manual, a“biohazardous agent” is defined as one that is capable or potentially capable of producing an undesirable effect upon man or the environment. The agent may be a biological or metabolic product, chemical or physical in nature.

This manual covers employees who use research laboratories at Trevena. While the standard applies to employees, it is the policy of Trevena that all users of the laboratories, including visitors, will be given training on practices and procedures related to biohazards and safe laboratory practices. It is incumbent upon the company to ensure that all users read and understand these procedures and practices.

II. FACILITIES AND SUPERVISION

Description of Facilities

Trevena has research laboratories on the first floor of the 7020 Kit Creek Rd, Morrisville, NC in Suites 110 and 120.

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Orientation to Lab Procedures

All employees must read the Safety Manual, Chemical Hygiene Plan, and Biological Hygiene Plan.

Keys

Keys are issued to Trevena employees. Sharing of keys or permitting unauthorized access to the facility is not allowed. Report lost keys immediately to a supervisor.

III. LABORATORY PRACTICES

Standard Laboratory Safety Practices

• No eating, drinking, or smoking is permitted.

• Pipetting by mouth is strictly prohibited.

• Storage of food and drink is limited to non-laboratory areas.

• Cosmetics and/or lip balm must not be applied in the labs.

• Proper hygiene includes frequent hand washing, especially prior to leaving the laboratory.

• Lab coats or special clothing required in containment areas must be worn, buttoned, in the laboratory and removed when moving outside of the laboratory.

• Gloves must be worn whenever potentially biohazardous materials are handled.

• Glass and sharp objects must be disposed of in specially marked containers.

• Lab benches must be cleaned regularly. In the event of spills or contamination cleanup is to be done immediately.

Laboratory Safety Practices Specific to Working with Biohazardous Materials

The Centers for Disease Control, OSHA, and the medical community recommend implementing the principle of “universal precautions.”

Under universal precautions, blood and certain body fluids of all patients are considered potentially infectious for human immunodeficiency virus (HIV), hepatitis B virus and other blood-borne pathogens.

In addition to the standard laboratory safety practices, the following additional precautions should be taken when working with potentially biohazardous materials:

1. Hands should be washed immediately after completion of any procedure in which biohazardous material is used. Be especially careful not to inadvertently touch the face or eyes with unwashed hands.

2. Use cleaning tissue rather than cloth/cloth handkerchiefs when handling infectious materials.

3. Rubber or plastic gloves should be worn when working with an agent which may cause infection by entry through skin abrasions. Latex or vinyl gloves are used for medical, dental, and laboratory procedures. Heavy duty utility gloves may be used for housekeeping duties. Gloves

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must be worn when one anticipates hand contact with blood, potentially infectious materials, mucous membranes, or nonintact skin.

4. Vinyl and latex single-use, disposable gloves should be replaced as soon as possible if contaminated, torn, punctured or damaged in any way. Never wash disposal gloves or decontaminate for reuse. Also do not touch door or equipment handles with contaminated gloves, keep one hand free for such activities or change your gloves prior to touching doors and devices.

5. Be aware of the possibility of latex allergies, which can be life-threatening to some individuals. When chemical hazards are also present more extensive consideration of the many available types of glove materials is necessary.

6. Keep jewelry to a minimum and do not wear dangling jewelry in the lab.

7. Safety glasses must be worn in the Trevena laboratories.

8. Contact lens wearers should remove their lenses before entering the laboratory when chemicals are used.

9. Procedures or activities likely to produce aerosols of infectious material must be conducted in an approved biological safety cabinet. Insure proper experimental set up in the biosafety cabinet and proper use of the cabinet by personnel.

10. Use of needles and syringes should be limited to situations in which there is no alternative, and the recommendations for preventing injuries with needles should be followed. Alternative safety devices should be used when available.

11. Exercise caution when using needles, scalpels, and other sharp instruments or devices; when handling sharp instruments after procedures; when cleaning used instruments; and when disposing of used needles. Do not recap used needles by hand. Do not remove used needles from disposable syringes by hand. Do not bend, break, or otherwise manipulate used needles by hand. Place used disposable syringes and needles, scalpel blades, and other sharp items in puncture resistant containers for disposal. Locate the puncture resistant containers as close to the work site as is practical. Dispose of contaminated pipettes or broken glass in appropriate biohazard containers.

12. Immediately and thoroughly wash hands and other skin surfaces that are contaminated with blood, body fluids containing visible blood, or other body fluids. It is good practice to wash hands frequently throughout the day as well, as a routine measure.

13. All specimens of blood and body fluids should be put in a well-constructed container with a secure lid to prevent leaking during transport. Care should be taken when collecting each specimen to avoid contaminating the outside of the container and the laboratory form accompanying the specimen. All persons processing blood and body-fluid should wear gloves.

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Masks and protective eyewear should be worn if mucous-membrane contact with blood or body fluids is possible. Gloves should be changed and hands washed after completion of specimen processing.

14. Biological safety cabinets should be used whenever procedures are conducted that have a high potential for generating droplets.

15. Laboratory work surfaces should be decontaminated with an effective chemical germicide after a spill of blood or other body fluids and when work activities are completed for the day. A routine daily decontamination at the end of the workday is a standard minimum decontamination schedule when work is ongoing, regardless of work activities

16. Contaminated materials used in laboratory tests should be decontaminated or be placed in bags and disposed of in accordance with current policies for disposal of infectious waste.

17. Equipment that has been contaminated with blood or other body fluids should be decontaminated and cleaned before being repaired in the laboratory or transported to the manufacturer.

Labeling

All biohazards, work areas, storage cabinets, and equipment involved in processing regulated biohazards must be labeled with the universal biohazard symbol:

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Biosafety level - Laboratories are assigned a classification (Levels 1 to 4) based on the risk to human health of handling certain types of organisms. Level 1 laboratories are designed for low-risk work; Level 4 laboratories can handle organisms that pose the most serious risks. Laboratories at each classification level must meet different design criteria and conform to different operating procedures. Trevena is not authorized to work with biohazards classified above level 2.

1. Regulated biohazards at BL-2 or above are labeled with a universal biohazard symbol similar to the one above. Additionally, they are labeled with the appropriate containment level symbol (BL-2, etc.), the identity of the infectious agent(s), the name and telephone number of the person to contact in case of incident when such agents are in use.

2. All biohazardous waste receptacles must be labeled.

3. All secondary containers of biohazardous material samples will be labeled with a. the name of the infectious agent(s) and the universal biohazard symbol.

Accidents

Laboratory Spills

Despite precautions, accidental spills can be expected to occur in the laboratory. When infectious materials are involved, it is important that the area be immediately isolated to prevent spread of the spillage.  All spills shall be immediately contained and cleaned up by Trevena employees. A spill or accident that results in an exposure incident shall be immediately reported to the laboratory director or other responsible person. A spill kit is located under the sink in Room 110.

IV. SPECIFIC HAZARDS & DEFINITIONS

Trevena does not work with any specific biohazardous materials at this time (such as blood of animal or human origin, viruses, contaminated laundry or sharps, etc).  In the event Trevena begins working with these samples, this plan will be amended,

V. WASTE

Physically dangerous waste and sharps waste is defined as discarded items that may cause punctures or cuts to include: hypodermic needles/syringes, Pasteur pipettes, scalpel blades, and disposable razors. Glass will be disposed of in appropriate glass boxes. Control and disposal of sharps must comply with the following requirements:

1. Sharps must be segregated from other wastes and disposed of in leak-proof, rigid, puncture resistant, shatterproof containers. These containers are located under the sink in 110.

2. Place all other biohazardous waste into designated biohazardous waste bags inside labeled biohazardous waste boxes.  Dispose of as per the biohazardous waste plan.

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3. The sharps must be rendered non-infectious by autoclaving, chemical disinfection or incineration.

4. All sharps containers must be labeled with a tag stating the date, principal investigator, lab room number, treatment status and who the treatment was performed by.

VI. EMERGENCIES

Procedures

In the event an emergency should arise, the following procedures should be followed:

• If it is of a serious nature that requires police, rescue squad and/or ambulance, dial 911 immediately.

• Always call the PA offices in the order as written on the “Emergency Action Plan.”

Fire Alarms

Please respond to all alarms as if they are real. You should always exit the laboratory, using the closest exit. In the event of an emergency, please pull the alarm nearest to the source of the emergency.

Medical Emergencies

In medical emergencies, administer first aid, CPR, etc. as appropriate. You should also call the PA offices. Please explain the type of problem and the type of help requested.

Federal Regulations: Websites

OSHA Occupational Safety and Health Administration/DOL

http://www.osha.gov

Chemical Hygiene (Lab)

http://www.osha-slc.gov/OshStd_data/1910_1450.html

Bloodborne Pathogens

http://www.osha-slc.gov/OshStd_data/1910_1030.html

Personal Protective Equipment

http://www.osha-slc.gov/OshStd_toc/OSHA_Std_toc_1910_SUBPART_I.html

National Institute for Occupational Safety and Health/HHS

http://www.cdc.gov/niosh/homepage.html

Centers for Disease Control and Prevention/HHS

http://www.cdc.gov/

Office of Safety and Health

http://www.cdc.gov/od/ohs/

“Biosafety in Microbiological and Biomedical Laboratories” (CDC/NIH Manual)

http://www.cdc.gov/od/ohs/biosfty/bmbl/bmbl-1.htm

Explanation of Different Types of Biosafety Cabinets (BSC)

http://www.cdc.gov/od/ohs/biosfty/bmbl/appendix.htm#Appendix A

Packaging of Infectious Materials

http://www.cdc.gov/od/ohs/biosfty/bmbl/appendix.htm#Appendix D

Health & Safety Manuals

http://www.cdc.gov/od/ohs/manual/manual.htm

U.S. Department of Health and Human Services

http://www.os.dhhs.gov

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